                                                                    EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         PROGRESS SOFTWARE CORPORATION,

                             NOBLE ACQUISITION CORP.

                                       AND

                               NEON SYSTEMS, INC.

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                                TABLE OF CONTENTS

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ARTICLE 1 The Offer.............................................................      1

         1.1      Certain Definitions...........................................      1
         1.2      The Offer.....................................................      3
         1.3      Company Action................................................      6
         1.4      Directors.....................................................      6
         1.5      Top-Up Option.................................................      8

ARTICLE 2 The Merger............................................................      9

         2.1      The Merger....................................................      9
         2.2      Effective Time; Closing.......................................      9
         2.3      Effect of the Merger..........................................     10
         2.4      Certificate of Incorporation; Bylaws..........................     10
         2.5      Directors and Officers........................................     10
         2.6      Effect on Capital Stock.......................................     10
         2.7      Options.......................................................     11
         2.8      Warrants......................................................     11
         2.9      Adjustments to Merger Consideration...........................     12
         2.10     Payment for Company Common Stock, In-the-Money Options and
                  In-the-Money Warrants.........................................     12
         2.11     Taking of Necessary Action; Further Action....................     15
         2.12     Dissenters' Rights............................................     15

ARTICLE 3 Representations and Warranties of the Company.........................     16

         3.1      Organization; Subsidiaries....................................     16
         3.2      Company Capitalization........................................     17
         3.3      Obligations With Respect to Capital Stock.....................     18
         3.4      Authority; Non-Contravention; Consents and Approvals..........     19
         3.5      SEC Filings; Company Financial Statements.....................     20
         3.6      Absence of Certain Changes or Events..........................     21
         3.7      Taxes.........................................................     22
         3.8      Title to Properties...........................................     23
         3.9      Intellectual Property.........................................     24
         3.10     Compliance with Laws..........................................     27
         3.11     Litigation....................................................     28
         3.12     Employee Benefit Plans........................................     28
         3.13     Environmental Matters.........................................     33
         3.14     Certain Agreements............................................     34
         3.15     Brokers' and Finders' Fees....................................     36
         3.16     Insurance.....................................................     36
         3.17     Disclosure Documents..........................................     36
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                                TABLE OF CONTENTS
                                    CONTINUED

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         3.18     Customers.....................................................     37
         3.19     Board Approval................................................     37
         3.20     Fairness Opinion..............................................     37
         3.21     Accounting System.............................................     37
         3.22     Information to be Supplied....................................     38
         3.23     Transaction Expenses..........................................     38

ARTICLE 4 Representations and Warranties of Parent and Merger Sub...............     38

         4.1      Organization of Parent and Merger Sub.........................     38
         4.2      Authority; Non-Contravention..................................     38
         4.3      Litigation....................................................     39
         4.4      Disclosure Documents..........................................     39
         4.5      Availability of Funds.........................................     40
         4.6      No Company Shares.............................................     40
         4.7      Merger Sub....................................................     40
         4.8      Brokers' and Finders' Fees....................................     40

ARTICLE 5 Conduct Prior to the Appointment Time.................................     40

         5.1      Conduct of Business by the Company............................     40

ARTICLE 6 Additional Agreements.................................................     43

         6.1      Stockholders Meeting..........................................     43
         6.2      Antitrust and Other Filings...................................     45
         6.3      Confidentiality; Access to Information........................     46
         6.4      No Solicitation...............................................     46
         6.5      Public Disclosure.............................................     47
         6.6      Reasonable Efforts; Notification..............................     47
         6.7      Third Party Consents..........................................     49
         6.8      Indemnification...............................................     49
         6.9      Takeover Statutes.............................................     50
         6.10     Prior Service Credit..........................................     50
         6.11     401(k) Plan...................................................     50
         6.12     Treasury Stock................................................     50
         6.13     Merger Without Stockholders Meeting...........................     50
         6.14     Prohibition on Acquiring Shares...............................     51
         6.15     Section 16 Matters............................................     51
         6.16     Merger Sub Compliance.........................................     51

ARTICLE 7 Conditions to the Merger..............................................     51

         7.1      Conditions to Obligations of Each Party to Effect the Merger..     51

ARTICLE 8 Termination, Amendment and Waiver.....................................     52
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                                TABLE OF CONTENTS
                                    CONTINUED

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         8.1      Termination...................................................     52
         8.2      Notice of Termination; Effect of Termination..................     53
         8.3      Fees and Expenses.............................................     53
         8.4      Amendment.....................................................     55
         8.5      Extension; Waiver.............................................     55

ARTICLE 9 General Provisions....................................................     55

         9.1      Non-Survival of Representations and Warranties................     55
         9.2      Notices.......................................................     55
         9.3      Interpretation................................................     56
         9.4      Counterparts..................................................     56
         9.5      Entire Agreement; Third Party Beneficiaries...................     56
         9.6      Severability..................................................     57
         9.7      Other Remedies; Specific Performance; Fees....................     57
         9.8      Governing Law; Submission to Jurisdiction.....................     57
         9.9      Rules of Construction.........................................     58
         9.10     Assignment....................................................     58
         9.11     Waiver of Jury Trial..........................................     58
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                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is made and entered into as of December 19, 2005, by and among Progress Software Corporation, a Massachusetts corporation ("PARENT"), Noble Acquisition Corp., a Delaware corporation and a wholly owned direct subsidiary of Parent ("MERGER SUB"), and NEON Systems, Inc., a Delaware corporation (the "COMPANY").

                                    RECITALS

      A. The respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement and declared advisable a transaction whereby Merger Sub will commence a tender offer to acquire all of the outstanding shares of Company Common Stock (as defined in Section 1.2(a)) and thereafter will merge with and into the Company, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("DELAWARE LAW").

      B. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain stockholders of the Company are entering into Voting and Tender Agreements with Parent in the form of Exhibit A (the "VOTING AGREEMENTS").

      In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:

                                    ARTICLE 1
                                    THE OFFER

      1.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

            (a) "BENEFICIALLY OWNED" shall mean, with respect to any Company Common Stock held by any person, that such person is the beneficial owner of such Company Common Stock as defined in Rule 13d-3 promulgated under the Exchange Act.

            (b) "BUSINESS DAY" shall mean any day except a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts and Houston, Texas are authorized or required by law to close.

            (c) "COMPANY MATERIAL ADVERSE EFFECT" shall mean any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant made by the Company in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), capitalization, financial condition, operations, revenues or liabilities of the Company taken as a whole with its subsidiaries, and excluding any change, event, circumstance or effect that is proximately caused by (A) changes in general economic conditions or changes generally affecting the industry in which the Company operates (provided that such changes do not affect the Company in a materially disproportionate manner), (B) changes, effects or events resulting from the announcement or pendency of the Offer or the Merger or from the taking of any action required by this Agreement (including any cancellations of or delays in customer orders, any reduction in sales, any disruption in supplier, distributor, partner or similar relationships, any loss of employees and actions by competitors, or any action required to be taken under Legal Requirements (as defined in Section 3.2(c)) applicable to the transactions contemplated by this Agreement), (C) any actions taken or announced by Parent or Merger Sub or taken or announced by the Company at the request or direction of Parent or Merger Sub, or any inaction or failure to act by Parent or Merger Sub or by the Company at the request or direction of Parent or Merger Sub, or (D) war, terrorism, hostilities or civil unrest. Any change in the price at which the shares of Company Common Stock are traded or any failure of the Company to meet internal, published or other estimates, predictions, projections or forecasts of revenues, net income or any other measure of financial performance shall not, in and of itself, constitute a Company Material Adverse Effect, in the absence of an underlying change, effect or event that has caused or contributed to such change or failure and which is or is reasonably likely to be materially adverse to the business, assets (including intangible assets) capitalization, operations, revenues or liabilities of the Company taken as a whole with its subsidiaries (it being understood that any such underlying change, effect, or event may be deemed to constitute, or be taken into account in determining whether there has been a Company Material Adverse Effect). The Company shall be required to sustain, with respect to the foregoing clauses (B) and (C), the burden of demonstrating that any such change, event, circumstance or effect was proximately caused by the circumstances described in such clause.

            (d) "COMPANY OPTION" shall mean each outstanding unexercised option to purchase Company Common Stock, whether or not then vested or fully exercisable, granted to any current or former employee, consultant or director of the Company or any subsidiary of the Company or any other person under any Company Option Plan or other similar plan of the Company or in connection with any employment, consulting or other agreement or other arrangement approved by the Company's Board of Directors with the Company or any subsidiary of the Company.

            (e) "COMPANY OPTION PLAN" shall mean the Company's 1993 Stock Plan, 1999 Long-Term Incentive Plan, Stock Option Plan for Non-Employee Directors, 2002 Stock Plan and 2002 Director Option Plan.

            (f) "COMPANY WARRANT" shall mean each outstanding warrant or other right to purchase Company Common Stock other than Company Options.

            (g) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            (h) "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            (i) "IN-THE-MONEY OPTIONS" shall mean all Company Options with an exercise price per share less than the Offer Price (as defined in Section 1.2(a)), whether or not vested or fully exercisable.

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            (j) "IN-THE-MONEY WARRANTS" shall mean all Company Warrants which are exercisable, as of immediately prior to the Appointment Time, at an exercise price per share less than the Offer Price.

            (k) "KNOWLEDGE" shall mean, with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter of (i) an individual, if used in reference to an individual or (ii) any executive officer or director of such party, if used in reference to a person that is not an individual. Any such individual will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained after reasonable inquiry of the persons employed by such party charged with supervisory responsibility for such matters for such party.

            (l) "PERSON" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

            (m) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            (n) "SUBSIDIARY" shall mean, with respect to a specified entity, any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified entity (either alone or through or together with any other subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation or other legal entity.

            (o) "TRANSACTION EXPENSES" shall mean (i) any termination payments, severance payments, bonuses and other awards and payments to employees that are or will become due as a direct result of the consummation of the Offer or the Merger or the change of control of the Company (whether pursuant to agreements described in Section 3.14 of this Agreement or otherwise), (ii) fees and disbursements of Wilson Sonsini Goodrich & Rosati, counsel to the Company, and of KPMG LLP, the Company's independent public accountants, in each case, that are directly attributable to the negotiation and/or consummation of the transactions contemplated by this Agreement and (iii) amounts paid or payable to Jefferies Broadview on or after November 13, 2005 pursuant to that certain letter dated September 13, 2005.

      1.2 THE OFFER.

            (a) As promptly as practicable after the date hereof, but in no event later than December 30, 2005, Merger Sub shall commence (within the meaning of Rule 14d-2(a) under the Exchange Act) an offer (the "OFFER") to purchase any and all of the outstanding shares of common stock, par value $0.01 per share, of the Company ("COMPANY COMMON STOCK"), at a price of $6.20 per share, net to the seller in cash, subject to adjustment as set forth in Section 1.2(h) (the "OFFER PRICE") and subject to reduction for any applicable withholding taxes and, if such payment is to be made other than to the registered holder of any such shares, any applicable stock transfer taxes payable by such holder. The Offer shall be subject to the condition that there shall be validly

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tendered in accordance with the terms of the Offer, prior to the expiration date of the Offer, and not withdrawn, a number of shares of Company Common Stock that, together with any shares of Company Common Stock then owned by Parent or any of its subsidiaries, represents at least a majority of the sum of (i) the outstanding shares of Company Common Stock as of the date of the expiration of the Offer, and (ii) the number of shares of Company Common Stock issuable pursuant to Company Options and Company Warrants that are vested and exercisable as of the Termination Date (as defined in Section 8.1(c)) (the "MINIMUM CONDITION"), and Merger Sub shall not be required to accept for payment or pay for any shares of Company Common Stock, and may terminate the Offer, if, on the expiration date of the Offer (as extended in accordance with this Section 1.2),
(i) the Minimum Condition has not been met or (ii) the other conditions set forth in Annex A hereto have not been satisfied.

            (b) Merger Sub expressly reserves the right to waive any of the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that no change or waiver may be made that, without the prior written consent of the Company, amends or waives the Minimum Condition, changes the form of consideration to be paid, decreases the price per share or the number of shares of Company Common Stock sought in the Offer, imposes conditions to the Offer in addition to those set forth in Annex A, amends the conditions to the Offer set forth in Annex A so as to broaden the scope of such conditions, extends the Offer other than as set forth in Section 1.2(c), is otherwise adverse to the holders of Company Common Stock in the good faith determination of the Company, or waives the condition that by the Determination Time (as defined in Annex A hereto) any applicable waiting period under the HSR Act or any other antitrust or competition laws, rules or regulations the parties reasonably agree are applicable has expired or been terminated.

            (c) Subject to the terms and conditions of the Offer and this Agreement, the Offer shall expire at midnight, New York Time, on the date that is twenty (20) business days (calculated in accordance with Section 14d-1(g)(3) under the Exchange Act) after the date the Offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act); provided however, that (i) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission ("SEC") or its staff, or of the Nasdaq Stock Market, Inc. ("NASDAQ"), that is applicable to the Offer, and (ii) in the event that any of the conditions to the Offer set forth in Annex A are not satisfied or waived as of any then scheduled expiration date of the Offer, Merger Sub shall extend the Offer for successive extension periods of not more than ten (10) business days each, until such time as either
(A) all of the conditions to the Offer are satisfied or waived, or (B) this Agreement is terminated pursuant to the terms of Article 8; provided however, that if at any time after two (2) such successive extensions of the Offer by Merger Sub in accordance with the foregoing clause (ii) of this Section 1.2(c), Parent or Merger Sub reasonably concludes that a condition set forth in Annex A will not be satisfied prior to the Termination Date, then Merger Sub shall not be required to further extend the Offer; provided further, that notwithstanding the foregoing clauses (i) and (ii) of this Section 1.2(c), in no event shall Merger Sub be required to extend the Offer beyond the Termination Date.

            (d) Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, as promptly as practicable after the expiration date of the Offer (as it may be extended in accordance with Section 1.2(c)).

            (e) Merger Sub may (but shall not be required to), and the Offer Documents shall reserve the right to, extend the Offer for a subsequent offering period (within the meaning of Rule 14d-11 under the Exchange Act) of not less than three (3) nor more than ten (10) business days immediately following the expiration of the Offer if the number of shares of Company Common Stock validly tendered and not withdrawn is less than ninety percent (90%). Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall (and Parent shall cause Merger Sub to) accept for payment, and pay for, all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as so extended by such subsequent offering period, as promptly as practicable after any such shares of Company Common Stock are tendered during such subsequent offering period.

            (f) The Company will not tender in response to the Offer any shares of Company Common Stock that are held in treasury by the Company or that are owned, directly or indirectly, by the Company or any of its subsidiaries.

            (g) As soon as reasonably practicable on the date of commencement of the Offer, Merger Sub and Parent shall file with the SEC a Tender Offer Statement on Schedule TO (the "SCHEDULE TO") with respect to the Offer, which will contain the offer to purchase and form of the related letter of transmittal and summary advertisement (such Schedule TO and such documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "OFFER DOCUMENTS"). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to information supplied by the Company in writing for inclusion in the Offer Documents. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Parent and Merger Sub each agrees to take all steps necessary to cause the Schedule TO as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment on the Offer Documents (and any amendments thereto) prior to their being filed with the SEC or disseminated to the holders of Company Common Stock. Parent and Merger Sub shall provide the Company and its counsel with any written comments or other communications that Parent, Merger Sub or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents as soon as reasonably practicable after receipt of such comments or other communications. In the event that this Agreement has been terminated pursuant to Section 8.1, Parent and Merger Sub shall promptly terminate the Offer without accepting any shares of Company Common Stock for payment.

            (h) Without limiting any other provision of this Agreement, the Offer Price shall be adjusted, at any time and from time to time, to reflect fully the effect of any stock split, reverse

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split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change, if permitted by the terms of Section 5.1, with respect to Company Common Stock occurring after the date of this Agreement and prior to the commencement of the Offer.

      1.3 COMPANY ACTION.

            (a) The Company hereby consents to the Offer and agrees to promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Company Common Stock and lists of securities positions of Company Common Stock held in stock depositories, in each case true, correct and complete as of the most recent practicable date, and will provide to Parent such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer. Except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger (as defined in Section 2.1) in accordance with applicable law, Parent and Merger Sub and each of their affiliates, associates, employees, agents and representatives shall hold in confidence the information contained in any such lists, labels, listings or files in accordance with the terms of the Confidentiality Agreement (as defined in Section 6.3(a)) and shall otherwise comply with the requirements of such agreement.

            (b) As promptly as practicable after the time that the Offer is commenced, the Company shall file with the SEC and disseminate to holders of Company Common Stock, in each case as and to the extent required by applicable federal securities laws, a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the "SCHEDULE 14D-9") that shall reflect the recommendations of the Company's Board of Directors referred to in Section 3.19, subject to Section 6.1. The Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Merger Sub in writing for inclusion in the Schedule 14D-9. The Company, Merger Sub and Parent each agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC. The Company agrees to provide to Parent and its counsel any comments or other communications which the Company or its counsel may receive from the staff of the SEC with respect to the Schedule 14D-9 promptly after receipt thereof. Parent, Merger Sub and the Company each hereby agree to provide promptly such information necessary to prepare the exhibits and schedules to the Schedule 14D-9 and the Offer Documents as the respective party responsible therefore may reasonably request.

      1.4 DIRECTORS.

            (a) Effective upon the acceptance for payment pursuant to the Offer of a number of shares of Company Common Stock that satisfies the Minimum Condition (the "APPOINTMENT TIME"), Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors of the Company that equals the product of (i) the total number of directors on the Board of Directors of the Company and (ii) the percentage that the number of shares of Company Common Stock Beneficially Owned by Parent (including shares of Company Common Stock accepted for payment) bears to the total number of outstanding shares of Company Common Stock, and the Company shall take all action necessary to cause Parent's designees to be elected or appointed to the Company's Board of Directors, including using its best efforts to seek and obtain resignations of a sufficient number of members of the Company's Board of Directors in order to effectuate the provisions of this
Section 1.4(a), subject to Section 1.4(b). At such time, the Company will also use its best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on each committee of the Board other than the committee of Independent Directors described in Section 1.4(d) that represents the same percentage as such individuals represent on the Board. Each member of the Company's Board of Directors as of the date of this Agreement shall, concurrently with the execution of this Agreement, tender his or her resignation from the Company's Board of Directors to be effective as of the Appointment Time or the Effective Time, as the case may be, in furtherance of effectuating the terms and provisions of this Section 1.4(a).

            (b) Anything to the contrary contained herein notwithstanding, if Parent's designees are appointed or elected to the Company's Board of Directors, until the Effective Time (as defined in Section 2.2) the Company's Board of Directors shall have two (2) directors who are directors on the date hereof and who are neither officers or employees of the Company nor officers, stockholders, affiliates or associates (within the meaning of the Securities Act and the Exchange Act) of Parent or persons having any other material relationship with Parent (one or more such directors being referred to as the "INDEPENDENT DIRECTORS"); provided that if one (1) Independent Director remains, then the one remaining Independent Director shall designate a person who meets the foregoing criteria to fill the vacancy created by the resignation of the other Independent Director, and such person shall be deemed to be an Independent Director for purposes of this Agreement; provided further that if no Independent Directors remain, the other directors shall designate persons to fill the vacancies who meet the foregoing criteria, and such persons shall be deemed to be Independent Directors for purposes of this Agreement.

            (c) The Company's obligations to appoint Parent's designees to the Company's Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require in order to fulfill its obligations under this Section. Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

            (d) Following the election or appointment of Parent's designees pursuant to Section 1.4(a) and until the Effective Time, the approval of a majority of the Independent Directors, acting as a committee of the Company's Board of Directors, shall be required to authorize (and such authorization shall constitute the authorization of the Company's Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Company, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any action as to which the consent or agreement of the Company is required under this Agreement, the assertion or enforcement of the Company's rights under this Agreement to object to (i) failure to consummate the Merger or (ii) a termination of this Agreement, or any determination with respect to any action to be taken or not be taken by or on behalf of the Company relating to this Agreement or the transactions contemplated hereby.

      1.5 TOP-UP OPTION.

            (a) The Company hereby grants to Merger Sub an irrevocable option (the "TOP-UP OPTION"), such Top-Up Option to be exercisable only on or after the Appointment Time, to purchase that number of shares of Company Common Stock (the "TOP-UP OPTION SHARES") equal to the lowest number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned by Merger Sub at the time of such exercise, shall constitute one share more than ninety percent (90%) of the shares of Company Common Stock then outstanding (assuming the issuance of the Top-Up Option Shares and the exercise of all outstanding Company Options and Company Warrants with an exercise price less than the Offer Price), at a price per share equal to the Offer Price; provided, however, that the Top-Up Option shall not be exercisable unless immediately after such exercise Merger Sub would own more than ninety percent (90%) of the shares of Company Common Stock then outstanding; provided, further, that in no event shall the Top-Up Option be exercisable for a number of shares in excess of the Company's then authorized but unissued Company Common Stock (giving effect to Company Common Stock reserved for issuance under Company Option Plans as though they were outstanding).

            (b) Merger Sub may exercise the Top-Up Option, in whole but not in part, at any one time after the occurrence of a Top-Up Exercise Event (as defined in Section 1.5(c)) and prior to the Top-Up Termination Date. The "TOP-UP TERMINATION DATE" will occur upon the earliest to occur of the following: (i) the Effective Time; (ii) the termination of this Agreement pursuant to its terms, and (iii) ten (10) Business Days after the occurrence of a Top-Up Exercise Event.

            (c) For purposes of this Agreement, a "TOP-UP EXERCISE EVENT" shall occur only upon Merger Sub's acceptance for payment pursuant to the Offer of Company Common Stock or acquisition of Company Common Stock constituting at least eighty percent (80%) of the Company Common Stock then outstanding.

            (d) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall so notify the Company, in writing, and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) the place and time for the closing of the purchase of the Top-Up Option Shares (the "TOP-UP CLOSING"). At the Top-Up Closing, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares.

            (e) The obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the following conditions:
(i) no provision of any applicable law or regulation and no judgment, injunction, or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of any such exercise; and (ii) neither the grant of the Top-Up Option nor the delivery of the Top-Up Option Shares would require the approval of the Company's stockholders pursuant to the rules and regulations of Nasdaq.

            (f) Parent and Merger Sub understand that the Company Common Stock which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an Accredited Investor, as defined in Rule 501 of Regulation D promulgated under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

            (g) Certificates evidencing Top-Up Option Shares delivered hereunder may, at the Company's election, contain the following legend:

            THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR ANY EXEMPTION THEREFROM.

                                    ARTICLE 2
                                   THE MERGER

      2.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law, at the Effective Time, Merger Sub shall be merged with and into the Company (the "MERGER"), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

      2.2 EFFECTIVE TIME; CLOSING. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger consistent with this Agreement with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the "CERTIFICATE OF MERGER"), the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the "EFFECTIVE TIME", as soon as practicable on or after the Closing Date (as defined in this Section 2.2). The closing of the Merger (the "CLOSING") shall take place at the offices of Foley Hoag LLP, Seaport World Trade Center West, 155 Seaport Boulevard, Boston, Massachusetts, at a time and date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the conditions set forth in Article 7, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

      2.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

      2.4 CERTIFICATE OF INCORPORATION; BYLAWS.

            (a) The Certificate of Merger shall provide that, at the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that as of the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall read: "The name of the corporation is NEON Systems, Inc."

            (b) At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

      2.5 DIRECTORS AND OFFICERS. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed.

      2.6 EFFECT ON CAPITAL STOCK. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

            (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 2.6(b) and any "DISSENTING SHARES" (as defined, and to the extent provided in Section 2.12(a)), will be canceled and extinguished and automatically converted into the right to receive the Offer Price in cash, without interest, subject to adjustment as set forth in Section
2.9 (the "MERGER CONSIDERATION").

            (b) Each share of Company Common Stock held by the Company as treasury stock or owned by the Company, any subsidiary of the Company, Merger Sub, Parent or any subsidiary of Parent immediately prior to the Effective Time shall cease to be outstanding, as applicable, and shall be canceled and extinguished without any conversion thereof.

            (c) Each share of common stock, par value $0.001 per share, of Merger Sub ("MERGER SUB COMMON STOCK"), issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub Common Stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

      2.7 OPTIONS.

            (a) Promptly following the execution of this Agreement, the Company shall use commercially reasonable efforts to ensure that at the Appointment Time, all Company Options shall be canceled, in each case, in accordance with and pursuant to the terms of the Company Option Plans under which such Company Options were granted. In consideration of such cancellation, each holder of an In-the-Money Option that has not been exercised immediately prior to the Appointment Time and is canceled in accordance with this Section 2.7(a) (including, for the avoidance of doubt, In-the-Money Options which are not vested immediately prior to the execution of this Agreement and In-the-Money Options which pursuant to the terms of the Company Option Plans would not vest or become exercisable in connection with the Offer or the Merger) will be entitled to receive in settlement of such In-the-Money Option, as promptly as practicable following the Appointment Time, a cash payment from the Payment Fund (as defined in Section 2.10(a)), subject to any required withholding of taxes, equal to the product of (i) the total number of shares of Company Common Stock issuable pursuant to such In-the-Money Option and (ii) the excess of the Offer Price over the applicable exercise price per share of Company Common Stock issuable pursuant to such In-the-Money Option (the "IN-THE-MONEY OPTION CONSIDERATION"); provided, however, that with respect to any person subject to
Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. For the avoidance of doubt, the Company shall use commercially reasonable efforts to cancel all Company Options that are not In-the-Money Options without payment of any consideration and without any further liability to the Company or the Surviving Corporation, and the holders of Company Options shall be entitled to the In-the-Money Option Consideration pursuant to this Section 2.7 only to the extent such Company Options are In-the-Money Options (whether or not any such In-the-Money Option is vested immediately prior to the execution of this Agreement or which pursuant to the terms of the Company Option Plans would vest or become exercisable in connection with the Offer or the Merger).

            (b) The Company shall, in accordance with and pursuant to the terms of the Company Option Plans, cause to be provided to each holder of a Company Option notice of the proposed Offer and Merger and treatment of Company Options under this Agreement. The Company shall use commercially reasonable efforts to cause each holder of a Company Option to execute a written acknowledgment of such holder that (i) the payment of the In-the-Money Option Consideration, if any, will satisfy in full the Company's obligation to such person pursuant to such Company Option and (ii) subject to the payment of the In-the-Money Option Consideration, if any, such Company Option held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto and (iii) that the portion of any Company Option held by such holder that is not an In-the-Money Option shall be canceled without payment of any consideration and without any further liability to the Company or the Surviving Corporation. Such written acknowledgment shall be substantially in the form attached hereto as Exhibit B.

      2.8 WARRANTS.

            (a) Promptly following the execution of this Agreement, the Company shall use commercially reasonable efforts to ensure that at the Appointment Time, all Company Warrants shall be terminated. In consideration of such termination, each holder of an In-the-Money Warrant terminated in accordance with this Section 2.8 will be entitled to receive in settlement of such In-the-Money Warrant, as promptly as practicable following the Appointment Time, a cash payment from the Payment Fund, subject to any required withholding of taxes, equal to the product of (i) the total number of shares of Company Common Stock otherwise issuable upon exercise of such In-the-Money Warrant and (ii) the excess of the Offer Price over the applicable exercise price per share of Company Common Stock otherwise issuable upon exercise of such In-the-Money Warrant (the "IN-THE-MONEY WARRANT CONSIDERATION"); provided, however, that with respect to any person subject to
Section 16(a) of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such person under Section 16(b) of the Exchange Act. For the avoidance of doubt, all Company Warrants that are not In-the-Money Warrants shall be terminated without payment of any consideration and without any further liability to the Company or the Surviving Corporation and shall not be accelerated, and the holders of Company Warrants shall be entitled to the In-the-Money Warrant Consideration pursuant to this Section 2.8 only to the extent such Company Warrants are In-the-Money Warrants.

            (b) The Company shall use commercially reasonable efforts to cause each holder of a Company Warrant to execute a written acknowledgment of such holder that (i) the payment of the In-the-Money Warrant Consideration, if any, will satisfy in full the Company's obligation to such person pursuant to such Company Warrant and (ii) subject to the payment of the In-the-Money Warrant Consideration, if any, such Company Warrant held by such holder shall, without any action on the part of the Company or the holder, be deemed terminated, canceled, void and of no further force and effect as between the Company and the holder and neither party shall have any further rights or obligations with respect thereto and (iii) that any Company Warrant held by such holder that is not an In-the-Money Warrant shall be canceled without payment of any consideration and without any further liability to the Company or the Surviving Corporation. Such written acknowledgment shall be substantially in the form attached hereto as Exhibit C.

      2.9 ADJUSTMENTS TO MERGER CONSIDERATION. Without limiting any other provision of this Agreement, the Merger Consideration shall be adjusted, at any time and from time to time, to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change, if permitted by the terms of Section 5.1, with respect to Company Common Stock occurring after the date of this Agreement and prior to the Effective Time.

      2.10 PAYMENT FOR COMPANY COMMON STOCK, IN-THE-MONEY OPTIONS AND IN-THE-MONEY WARRANTS.

            (a) Prior to the Appointment Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as exchange and paying agent, registrar and transfer agent (the "AGENT") for the purpose of
(i) paying as promptly as practicable after the expiration date of the Offer (as it may be extended in accordance with Section 1.2(c)) for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, (ii) exchanging certificates representing, immediately prior to the Effective Time, Company Common Stock for the applicable Merger Consideration, (iii) making payment as promptly as practicable following the Appointment Time of the aggregate In-the-Money Option Consideration in exchange for the cancellation of all In-the-Money Options and (iv) making payment as promptly as practicable following the Appointment Time of the aggregate In-the-Money Warrant Consideration in exchange for termination of all In-the-Money Warrants; provided, however, in the case of In-the-Money Options and In-the-Money Warrants held by employees of the Company, Parent shall have the option of making payment of the applicable In-the-Money Option Consideration and the applicable In-the-Money Warrant Consideration to such employees through the Company's payroll, in lieu of the Agent. Within two (2) Business Days after the Appointment Time, Parent shall deposit, or cause to be deposited, in trust with the Agent for the benefit of the tendering holders of Company Common Stock and the holders of In-the-Money Options and In-the-Money Warrants, as applicable, cash in an amount equal to the sum of (i) the product of (A) the number of shares of Company Common Stock accepted for payment by Merger Sub pursuant to the Offer and (B) the Offer Price, (ii) the aggregate In-the-Money Option Consideration then payable, and (iii) the aggregate In-the-Money Warrant Consideration then payable, such amount subject to Parent's option to make payment through the Company's payroll as set forth in the immediately preceding sentence (such amount being hereinafter referred to as the "OPTION PAYMENT FUND"). Within two (2) Business Days after the Effective Time, Parent shall deposit, or cause to be deposited, in trust with the Agent for the benefit of the holders of shares of Company Common Stock cash in an amount equal to the product of (x) the Merger Consideration, and (y) the number of shares of Company Common Stock then outstanding (together with the Option Payment Fund, all such amounts being hereinafter referred to as the "PAYMENT FUND"). For purposes of determining the aggregate amount of cash to be deposited by Parent pursuant to this Section 2.10(a), Parent shall assume that no holder of shares of Company Common Stock will perfect their right to appraisal of their shares of Company Common Stock under Delaware Law. The Agent shall, pursuant to instructions provided by Parent, make the payments provided for in Sections 2.6, 2.7 and 2.8 of this Agreement, as applicable, out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Agent pursuant to this Agreement shall be turned over to the party depositing such funds with the Agent). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

            (b) Promptly after the Effective Time but in no event more than three (3) Business Days after the Effective Time, Parent or the Surviving Corporation shall cause the Agent to mail to each holder of record of a certificate or certificates ("CERTIFICATES") that immediately prior to the Effective Time represented outstanding shares of Company Common Stock that were converted into the right to receive Merger Consideration under Section 2.6 and to each holder of Dissenting Shares (i) a notice of the effectiveness of the Merger, (ii) a letter of transmittal in customary form (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Agent and shall contain such other provisions as Parent or the Surviving Corporation may reasonably specify), (iii) instructions for use in surrendering such Certificates and receiving the applicable Merger Consideration in respect thereof and (iv) such notification as may be required under Delaware Law to be given to the holders of Dissenting Shares. Upon surrender to the Agent of a Certificate, together with such letter of transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, in exchange therefor, cash in an amount equal to the product of (i) the number of shares of Company Common Stock formerly represented by such Certificate and (ii) the Merger Consideration, which amounts shall be paid by Agent by check or wire transfer in accordance with the instructions provided by such holder. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate. If the consideration provided for herein is to be delivered in the name of a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such delivery shall pay any transfer or other taxes required by reason of such delivery to a person other than the registered holder of the Certificate, or that such person shall establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.10(b), each Certificate (other than Certificates representing Dissenting Shares or shares of Company Common Stock to be canceled pursuant to Section 2.6(b)) shall represent, for all purposes, only the right to receive an amount in cash equal to the Merger Consideration multiplied by the number of shares of Company Common Stock formerly evidenced by such Certificate without any interest or dividends thereon.

            (c) The consideration issued upon the surrender of Certificates in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock formerly represented thereby. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article 2.

            (d) Any portion of the Payment Fund (including any amounts that may be payable to the former stockholders of the Company in accordance with the terms of this Agreement) which remains unclaimed by the former stockholders of the Company upon the 180th day immediately following the Closing Date shall be returned to the Surviving Corporation, upon demand, and any former stockholders of the Company who have not theretofore complied with this Article 2 shall, subject to the remainder of this Section 2.10(d), thereafter look to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each share of Company Common Stock held by such stockholder. Following the Closing, the Agent shall retain the right to invest and reinvest the Payment Fund on behalf of the Surviving Corporation in securities listed or guaranteed by the United States government or certificates of deposit of commercial banks that have, or are members of a group of commercial banks that has, consolidated total assets of not less than $500,000,000 and the Surviving Corporation shall receive the interest earned thereon. None of Merger Sub, the Company or Agent shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered upon the seventh anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to shares of Company Common Stock in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.2(c)) any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

            (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

            (f) Each of the Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from any consideration otherwise payable to any former holder of shares of Company Common Stock, In-the-Money Options or In-the-Money Warrants pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "CODE"), or any applicable provision of state, local or foreign tax law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority by Agent, the Surviving Corporation or Parent, such amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

      2.11 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Surviving Corporation shall take all such lawful and necessary action on behalf of the Company or Merger Sub. Parent shall cause Merger Sub and the Surviving Corporation to perform all of its obligations relating to this Agreement and the transactions contemplated hereby, including causing Merger Sub to vote the Company Common Stock acquired on or after the Appointment Time in favor of the Merger, if required under Delaware Law.

      2.12 DISSENTERS' RIGHTS.

            (a) Notwithstanding any provision of this Agreement to the contrary other than Section 2.12(b), any shares of Company Common Stock held by a holder who has demanded and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal or dissenters' rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive Merger Consideration pursuant to Section 2.6, but instead shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under the laws of the State of Delaware. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation.

            (b) Notwithstanding the provisions of Section 2.6(a), if any holder of shares of Company Common Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 2.6(a), without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 2.10.

            (c) Prior to the Appointment Time, the Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company which relate to any such demand for appraisal and (ii) the opportunity to participate in all negotiations and proceedings which take place with respect to demands for appraisal under Delaware Law. Prior the Appointment Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

                                    ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      As of the date of this Agreement and as of the Appointment Time, the Company represents and warrants to Parent and Merger Sub, subject to any exceptions expressly stated in the disclosure schedule delivered by the Company to Parent dated as of the date hereof (the "COMPANY DISCLOSURE SCHEDULE"), which exception shall specifically identify the representation to which it relates, as follows:

      3.1 ORGANIZATION; SUBSIDIARIES.

            (a) The Company and each of its subsidiaries (which subsidiaries are identified on Part 3.1 of the Company Disclosure Schedule) (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate all of its assets and properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business in each jurisdiction where (A) the nature of the business or activities conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary and (B) the failure to be so qualified would result in a Company Material Adverse Effect.

            (b) Other than the corporations identified in Part 3.1 of the Company Disclosure Schedule, neither the Company nor any of the other corporations identified in Part 3.1 of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any corporation, partnership, joint venture arrangement or other business entity, other than the entities identified in Part 3.1 of the Company Disclosure Schedule. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each subsidiary of the Company, free and clear of all Encumbrances, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of all preemptive rights, with no personal liability attaching to the ownership thereof. Neither the Company nor any of its subsidiaries has agreed or is obligated to make, or is bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as may hereinafter be in effect under which it may become obligated to make any future investment in or capital contribution to any other entity. Neither the Company, nor any of its subsidiaries, has, at any time, been a general partner of any general partnership, limited partnership or other entity. Part 3.1 of the Company Disclosure Schedule indicates the jurisdiction of organization of each entity listed therein and the Company's direct or indirect equity interest therein.

            (c) The Company has delivered or made available to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws of the Company and similar governing instruments of each of its subsidiaries, each as amended to date (collectively, the "COMPANY CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of the Company Charter Documents. The Company has delivered or made available to Parent all proposed or considered amendments to the Company Charter Documents.

      3.2 COMPANY CAPITALIZATION.

            (a) The authorized capital stock of the Company consists solely of 30,000,000 shares of Company Common Stock, of which there were 9,569,041 shares issued and outstanding as of the close of business on December 16, 2005, and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued or outstanding. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound. As of the date of this Agreement, there are 913,400 shares of Company Common Stock held in treasury by the Company ("TREASURY STOCK"), which Treasury Stock shall be canceled by the Company as of immediately prior to the Effective Time in accordance with Section 6.12 hereof.

            (b) As of the close of business on December 16, 2005, (i) 3,006,446 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options for an aggregate exercise price of $16,011,073, (ii) 3,278,475 shares of Company Common Stock are reserved for future issuance under Company Option Plans and (iii) 1,125,000 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Warrants. Part 3.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and each Company Warrant outstanding as of the date of this
Agreement: (i) the name of the optionee or warrant holder; (ii) the number of shares of Company Common Stock subject to such Company Option or Company Warrant; (iii) the exercise price of such Company Option or Company Warrant;
(iv) the date on which such Company Option or Company Warrant was granted or assumed; (v) the date on which such Company Option or Company Warrant expires,
(vi) the Company Option Plan pursuant to which such Company Option was granted, and (vii) whether the exercisability of such Company Option or Company Warrant will be accelerated in any way by the transactions contemplated by this Agreement, and indicates the extent of any such acceleration. The Company has delivered or made available to Parent accurate and complete copies of the Company Option Plans and each form of stock option agreement evidencing any Company Options and an accurate and complete copy of each Company Warrant. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 3.2(b) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Option or Company Warrant as a result of the Offer or the Merger.

            (c) All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Company Warrants and all outstanding shares of capital stock of each subsidiary of Company have been issued and granted in compliance with (i) all applicable securities laws and other applicable material Legal Requirements and (ii) all material requirements set forth in applicable agreements or instruments. For the purposes of this Agreement, "LEGAL REQUIREMENTS" means any federal, state, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any federal, state or foreign court, administrative agency or commission or other governmental authority or instrumentality (each, a "GOVERNMENTAL ENTITY").

      3.3 OBLIGATIONS WITH RESPECT TO CAPITAL STOCK. Except as set forth in Part
3.3 of the Company Disclosure Schedule, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests of the Company, issued, reserved for issuance or outstanding. Except for securities the Company owns free and clear of all claims and Encumbrances (as defined in this Section 3.3), directly or indirectly through one or more subsidiaries, and except for shares of capital stock or other similar ownership interests of certain subsidiaries of the Company that are owned by certain nominee equity holders as required by the applicable law of the jurisdiction of organization of such subsidiaries, as of the date of this Agreement, there are no equity securities, partnership interests or similar ownership interests of any class of equity security of any subsidiary of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Part 3.2 or
Part 3.3 of the Company Disclosure Schedule, there are no subscriptions, options, warrants, equity securities, convertible debt, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which it is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement. Except as contemplated by this Agreement or as set forth in Part 3.3 of the Company Disclosure Schedule, there are no registration rights, and there is no voting trust, proxy, rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company is a party or by which it is bound with respect to any equity security of any class of the Company or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

      For purposes of this Agreement, "ENCUMBRANCES" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

      3.4 AUTHORITY; NON-CONTRAVENTION; CONSENTS AND APPROVALS.

            (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the Company Stockholder Approval (as defined in this Section 3.4(a)), if required under Delaware Law, and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Stockholders Meeting (as defined in Section 6.1(a)) (the "COMPANY STOCKHOLDER APPROVAL") is sufficient for the Company's stockholders to approve and adopt this Agreement and approve the Merger, unless the Merger may be consummated in accordance with Section 253 of Delaware Law in which case no such vote of the Company's stockholders is required, and no other approval of any holder of any securities of the Company is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Offer and the Merger will not, (i) conflict with or violate any of the Company Charter Documents, (ii) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 3.4(c), conflict with or violate any Legal Requirements applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective material properties is bound or affected, or (iii) except as set forth in Part 3.4(b) of the Company Disclosure Schedule, result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or result in a material loss of benefits under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession, or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective material properties are bound or affected.

            (c) Except as set forth in Part 3.4 of the Company Disclosure Schedule, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person, is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing of a Notification and Report Form under the HSR Act, and the termination or expiration of the waiting period under the HSR Act and any other antitrust or competition laws, rules or regulations the parties reasonably agree are applicable, (iii) the filing of the Schedule 14D-9 with the SEC in accordance with the

Exchange Act and compliance with applicable federal securities laws in connection therewith, (iv) the filing of the Proxy Statement (as defined in Section 6.1(a)) with the SEC in accordance with the Exchange Act, to the extent the Company Stockholder Approval is required under Delaware Law, (v) the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders, if required, in accordance with Delaware Law, and the Company Charter Documents, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Legal Requirements, the securities laws of any foreign country and any antitrust or competition laws, rules or regulations the parties reasonably agree are applicable, and (vii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not have a Company Material Adverse Effect or have a material adverse effect on the ability of the parties hereto to consummate the Offer and the Merger.

      3.5 SEC FILINGS; COMPANY FINANCIAL STATEMENTS.

            (a) The Company has filed all forms, reports and documents required to be filed by the Company with the SEC and has made available to Parent such forms, reports and documents in the form filed with the SEC (if and to the extent such forms, reports and documents are not available on EDGAR). All such required forms, reports and documents (including those that the Company may file subsequent to the date hereof) are referred to herein as the "COMPANY SEC REPORTS." As of their respective dates, the Company SEC Reports (i) were prepared in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed (or if subsequently amended or superseded by a filing prior to the date of this Agreement, then on the date of such subsequent filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Company's subsidiaries is required to file any forms, reports or other documents with the SEC. Except as set forth in Part 3.5 of the Company Disclosure Schedule or the Company SEC Reports, between the date of the Company's last proxy statement filed with the SEC and the date hereof, no event has occurred that would be required to be reported by the Company pursuant to
Item 404 of Regulation S-K promulgated by the SEC in its next proxy statement that would otherwise be filed by the Company with the SEC.

            (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the "COMPANY FINANCIALS"), including each Company SEC Report filed after the date hereof until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange Act) and (iii) fairly presented in all material respects the consolidated financial position of the Company and its subsidiaries as at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain all the footnotes required by GAAP for audited statements, and were or are subject to normal and recurring year-end adjustments that the Company does not expect to be material, individually or in the aggregate. The balance sheet of the Company contained in the Company SEC Reports as of

September 30, 2005 is hereinafter referred to as the "COMPANY BALANCE SHEET." Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except for liabilities reflected on the Company Balance Sheet or incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice or incurred in connection with the transactions contemplated hereby.

            (c) The Company has not been notified by its independent auditors or by the staff of the SEC that such auditors or the staff of the SEC, as the case may be, are of the view that any financial statement included in any registration statement filed by the Company under the Securities Act or any periodic or current report filed by the Company under the Exchange Act should be restated, or that the Company should modify its accounting in future periods in a manner that would be materially adverse to the Company. The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to Company SEC Reports.

            (d) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act of 2002 that are applicable to the Company, and any related rules and regulations promulgated by the SEC.

      3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Part 3.6 of the Company Disclosure Schedule, since the date of the Company Balance Sheet there has not been: (i) any Company Material Adverse Effect, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or its subsidiaries or any grant or issuance of any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements or issuances of Company Options to employees in the ordinary course of business,
(iii) any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock, (iv) any granting by the Company or any of its subsidiaries of any increase in compensation or fringe benefits, including severance, termination or retention payments, to any of their officers or employees outside the ordinary course of business consistent with past practice, or any payment by the Company or any of its subsidiaries of any bonus to any of their officers or employees outside the ordinary course of business consistent with past practice, or any granting by the Company or any of its subsidiaries of any bonus to any of their officers, employees or consultants outside the ordinary course of business, consistent with past practice, or the entry by the Company or any of its subsidiaries into, or material modification or amendment of, any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are triggered by, contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby or upon the termination of employment or services with the Company, (v) any material change or alteration in the policy of the Company relating to the granting of stock options or other equity compensation to its employees and consultants,
(vi) entry by the Company or any of its subsidiaries into, or material modification, amendment or cancellation of, any development services, licensing, distribution, sales, sales services or other similar agreement with respect to any material Intellectual Property Rights (as defined in Section 3.9) other than in the ordinary course of business consistent with past practice,
(vii) any acquisition, sale or transfer of any material asset by the Company or any of its subsidiaries other than in the ordinary course of business, (viii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (ix) any material revaluation by the Company of any of its assets, including writing off notes or accounts receivable other than in the ordinary course of business.

      3.7 TAXES.

            (a) Except as set forth in Part 3.7(a) of the Company Disclosure Schedule, the Company and each of its subsidiaries have timely filed all material Tax Returns required to be filed by or on behalf of the Company and each of its subsidiaries, such Tax Returns were true, correct and complete in all material respects, and the Company and each of its subsidiaries have paid all Taxes shown on such Tax Returns.

            (b) The Company and each of its subsidiaries have withheld and paid all material Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

            (c) Except as set forth in Part 3.7(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

            (d) Neither the Company nor any of its subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

            (e) Except as set forth in Part 3.7(e) of the Company Disclosure Schedule, there are no liens for Taxes (other than Taxes not yet delinquent, or Taxes being contested in good faith as set forth in Part 3.7(e) of the Company Disclosure Schedule) upon any of the assets of the Company or any of its subsidiaries.

            (f) Except as set forth in Part 3.7(f) of the Company Disclosure Schedule, neither the Company or any of its subsidiaries thereof has received from any taxing authority any (i) written notice indicating an intent to open an audit or other review or (ii) written notice or deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company or any of its subsidiaries.

            (g) No tax audit or administrative or judicial Tax proceeding is pending or presently in progress with respect to the Company or any of its subsidiaries.

            (h) The unpaid Taxes of the Company and its subsidiaries did not, as of the date of the most recent Company Balance Sheet, exceed the reserve established in accordance with GAAP for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Company Balance Sheet (rather than in any notes thereto) and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its subsidiaries in filing their Tax Returns.

            (i) Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any (i) "excess parachute payment" within the meaning of Code section 280G (or any corresponding provision of state, local of foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code section 162(m) or 404.

            (j) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement.

            (k) Neither the Company nor any of its subsidiaries (A) has been a member of an Affiliated Group (as defined in this Section 3.7) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

            (l) Neither the Company nor any of its subsidiaries has distributed stock of a corporation, or has had its stock distributed, in a transaction purported or intended to be governed in whole or in part by section 355 or 361 of the Code.

      For the purposes of this Agreement, "TAX" or "TAXES" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

      "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      For purposes of this Agreement, "AFFILIATED GROUP" means any affiliated group within the meaning of Code section 1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

      3.8 TITLE TO PROPERTIES.

            (a) Neither the Company nor any of its subsidiaries owns any interest in real property, other than the leaseholds described in Part 3.8 of the Company Disclosure Schedule. Part 3.8 of the Company Disclosure Schedule lists all real property leases to which the Company is a party and each amendment thereto that is in effect as of the date of this Agreement. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) that would give rise to a claim against the Company in excess of $75,000.

            (b) The Company has good, valid and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent. Each of the Company's subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except as reflected in the Company Financials and except for liens for Taxes not yet due and payable and such Encumbrances, if any, which are not material in character, amount or extent.

      3.9 INTELLECTUAL PROPERTY. For purposes of this Agreement, the following terms shall have the definitions set forth below:

            "INTELLECTUAL PROPERTY RIGHTS" means all intellectual property rights used by the Company and its subsidiaries in the conduct of their business, including, without limitation: (i) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the "COMPANY MARKS"); (ii) all patents, patent applications and continuations (collectively, the "COMPANY PATENTS"); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the "COMPANY COPYRIGHTS"); and (iv) trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the "COMPANY SECRET INFORMATION"). For purposes of this
Section 3.9, "SOFTWARE" means any and all: (w) computer programs and applications, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (x) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (y) descriptions, flow charts, library functions, algorithms, architecture, structure, display screens and development tools, and other information, work product or tools used to design, plan, organize or develop any of the foregoing and (z) all documentation, including user manuals and training materials, relating to any of the foregoing.

            (a) Part 3.9 of the Company Disclosure Schedule sets forth a complete and correct list of each of the following which is owned by the Company or any of its subsidiaries: (i) each registered Company Mark, (ii) each material unregistered Company Mark, (iii) each Company Patent and (iv) each registered Company Copyright. Except as set forth in Part 3.9 of the Company Disclosure Schedule, the Company or one of its subsidiaries: (i) owns all right, title and interest in and to the Intellectual Property Rights, free and clear of all Encumbrances (the "COMPANY OWNED INTELLECTUAL PROPERTY"), or (ii) is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Intellectual Property Rights that it does not so own (the "COMPANY LICENSED INTELLECTUAL PROPERTY"). The Company and its Subsidiaries have made all necessary filings, recordations and payments to protect and maintain their interests in the registered Company Marks, Company Patents and registered Company Copyrights owned by the Company except where the failure to make such filings, recordations or payments would not have a Company Material Adverse Effect. No person has notified the Company or any subsidiary of any claim that any of the products, services or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by the Company or any of its subsidiaries infringes any Intellectual Property Rights of any person.

            (b) Except as set forth in Part 3.9 of the Company Disclosure
Schedule: (i) to the Company's Knowledge, all the Company Patents owned by the Company are valid and subsisting; (ii) to the Company's Knowledge, none of the Company Patents is being infringed; and (iii) to the Company's Knowledge, neither the validity nor the enforceability of any of the Company Patents owned by the Company has been challenged by any person.

            (c) Except as set forth in Part 3.9 of the Company Disclosure
Schedule: (i) to the Company's Knowledge, all the registered Company Marks owned by the Company are valid and subsisting; (ii) to the Company's Knowledge, none of the Company Marks owned by the Company is being infringed or diluted; and
(iii) to the Company's Knowledge, none of the Company Marks owned by the Company has been opposed or challenged and no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its subsidiaries of any Company Mark.

            (d) Except as set forth in Part 3.9 of the Company Disclosure
Schedule: (i) to the Company's Knowledge, all the registered Company Copyrights owned by the Company are valid and enforceable; (ii) to the Company's Knowledge, none of the Company Copyrights owned by the Company is being infringed, or its validity challenged or threatened in any way; and (iii) to the Company's Knowledge, no proceeding has been commenced or threatened that would seek to prevent the use by the Company or any of its subsidiaries of the Company Copyrights owned by the Company.

            (e) The Company and its subsidiaries have taken commercially reasonable measures to protect the secrecy, confidentiality and value of the Company Secret Information. To the Company's Knowledge, no Company Secret Information owned by the Company has been used, divulged or appropriated for the benefit of any person (other than the Company or any of its subsidiaries) or otherwise misappropriated in a manner which would result in a Company Material Adverse Effect.

            (f) To the Company's Knowledge, no Company Owned Intellectual Property is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation that restricts in any manner the licensing thereof by the Company or any of its subsidiaries.

            (g) To the Company's Knowledge, none of its employees engaged in the development of software or in performing sales and marketing functions on behalf of the Company is obligated under any contract with any third party which would materially conflict with such employee's rights to develop software or engage in such sales and marketing functions on behalf of the Company or following the Merger, the Surviving Corporation.

            (h) All employees, contractors, agents and consultants of the Company or any of its subsidiaries who are or were involved in the creation of Company Owned Intellectual Property have executed an assignment of inventions agreement to vest in the Company or its subsidiary, as appropriate, exclusive ownership of such Company Owned Intellectual Property, except where the failure to have executed such an agreement would not result in a Company Material Adverse Effect. All employees, contractors, agents and consultants of the Company or any of its subsidiaries who have or have had access to Company Secret Information owned by the Company have executed nondisclosure agreements to protect the confidentiality of such Company Secret Information, except where the failure to have executed such an agreement would not result in a Company Material Adverse Effect.

            (i) Without limiting the generality of the foregoing, except as set forth in Part 3.9 of the Company Disclosure Schedule, (i) all the software that the Company or any of its subsidiaries licenses or otherwise makes available to customers, and all Intellectual Property Rights therein, were: (A) developed by employees of the Company or of a subsidiary of the Company within the scope of their employment and subject to their obligation to assign inventions and patents therein; or (B) developed by independent contractors or consultants who assigned all of their right, title and interest in and to that software to the Company; or (ii) such software was otherwise acquired or licensed by the Company from a third party by an agreement or contract that is disclosed in Part 3.9 of the Company Disclosure Schedule.

            (j) All material contracts, licenses and agreements relating to the Intellectual Property Rights are in full force and effect. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements, except to the extent that such breach, modification, cancellation, termination, or suspension would not result in a Company Material Adverse Effect. The Company and each of its subsidiaries are in material compliance with, and have not materially breached any term of any of such contracts, licenses and agreements and, to the Knowledge of the Company and its subsidiaries, all other parties to such contracts, licenses and agreements are in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements. Except as set forth in Part 3.9 of the Company Disclosure Schedule, following the Closing Date, the Surviving Corporation will be permitted to exercise all of the Company's rights under such contracts, licenses and agreements to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

            (k) Part 3.9 of the Company Disclosure Schedule lists all Open Source Materials (as defined in this Section 3.9(k)) used by the Company in any way, and describes the manner in which such Open Source Materials have been or are currently used. Such description includes, without limitation, whether (and, if so, how) the Open Source Materials were embedded, linked (including dynamic linking), modified and/or distributed by the Company and whether and the extent to which each of the Open Source Materials was used to develop, distribute or design Company products to link with (including dynamic linking at runtime) or access in any way

(whether by calls, execution branching, interprocess control or other technique of any kind whatsoever) any Open Source Materials. Except as set forth in Part
3.9 of the Company Disclosure Schedule, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Intellectual Property Rights or any Company products, (ii) distributed Open Source Materials in conjunction with any Intellectual Property Rights or Company products or (iii) used Open Source Materials that create, or purport to create, obligations for the Company with respect to Intellectual Property Rights or Company products or grant, or purport to grant, to any third party, any rights or immunities under Intellectual Property Rights (including, but not limited to, using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) made available or distributed in source code form; (B) licensed for the purpose of making derivative works; (C) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (D) redistributable at no charge). Except as set forth in Part 3.9 of the Company Disclosure Schedule, no Intellectual Property Right or Company product is subject to the terms of license of any such Open Source Materials. The Company has not used Program Code (as defined in this Section 3.9(k)) that includes the Linux kernel version 2.4 or any later version. "OPEN SOURCE MATERIALS" means any software, library, utility, tool or other computer or program code (collectively, "PROGRAM CODE") that is licensed or distributed as "free software", "freeware", "open source software" or under any terms or conditions that impose any requirement that any software using, linked with, incorporating, distributed with, based on, derived from or accessing Program Code: (i) be made available or distributed in source code form; (ii) be licensed for the purpose of making derivative works; (iii) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) be redistributable at no charge. Open Source Materials include without limitation any Program Code licensed or distributed under any of the following licenses or distribution models or similar licenses or distribution models: the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License, (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

      3.10  COMPLIANCE WITH LAWS.

            (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which the Company or any of its subsidiaries or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties is bound or affected, except for conflicts, violations and defaults that, individually or in the aggregate, would not result in a Company Material Adverse Effect. To the Company's Knowledge, no investigation or review by any Governmental Entity is pending or has been threatened in a writing delivered to the Company against the Company or any of its subsidiaries, nor, to the Company's Knowledge, has any Governmental Entity indicated an intention to conduct an investigation of the Company or any of its subsidiaries. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its subsidiaries which has or could reasonably be expected to have the effect of prohibiting in any material respect or materially impairing any business practice of the Company or any of its subsidiaries, any acquisition of material property by the Company or any of its subsidiaries or the conduct of business by the Company and its subsidiaries as currently conducted.

            (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from Governmental Entities that are material to or necessary for the operation of the business of the Company and of its subsidiaries as currently conducted (collectively, the "COMPANY PERMITS"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, which Company Permits are listed in Part 3.10 of the Company Disclosure Schedule, except for such failure to comply which would not result in a Company Material Adverse Effect.

      3.11 LITIGATION. Except as set forth in Part 3.11 of the Company Disclosure Schedule, there are no claims, suits, actions or proceedings pending or, to the Company's Knowledge, threatened against, relating to or affecting the Company or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would, either singularly or in the aggregate with all such claims, actions or proceedings, result in a Company Material Adverse Effect. No Governmental Entity has at any time challenged or questioned in a writing delivered to the Company the legal right of the Company or any of its subsidiaries to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted. There are no claims, suits, actions or proceedings pending, or to the Company's Knowledge, threatened against, relating to or affecting the Company or any of its subsidiaries in connection with which a director or officer of the Company or of any of its subsidiaries is seeking or requesting indemnification from the Company or any of its subsidiaries.

      3.12  EMPLOYEE BENEFIT PLANS.

            (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in this Section 3.12(a) (which definition shall apply only to this Section 3.12), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                  (i) "AFFILIATE" shall mean any other person or entity under common control with the Company within the meaning of sections 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

                  (ii) "COMPANY EMPLOYEE PLAN" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan" within the meaning of
Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate, or with respect to which the Company had any liability, for the benefit of any Employee during the calendar years 2001 through 2005;

                  (iii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                  (iv) "DOL" shall mean the Department of Labor;

                        (v) "EMPLOYEE" shall mean any current, former or retired employee, officer or director of the Company or any Affiliate;

                        (vi) "EMPLOYEE AGREEMENT" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement or contract between the Company or any Affiliate and any Employee or consultant;

                        (vii) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                        (viii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                        (ix) "INTERNATIONAL EMPLOYEE PLAN" shall mean each Company Employee Plan that has been adopted or maintained by the Company, whether informally or formally, for the benefit of Employees outside the United States;

                        (x) "IRS" shall mean the Internal Revenue Service;

                        (xi) "MULTIEMPLOYER PLAN" shall mean any "Pension Plan" (as defined in this Section 3.12(a)) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                        (xii) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                        (xiii) "PENSION PLAN" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

                        (xiv) "WARN ACT" shall mean the Worker Adjustment and Retraining Notification Act and any similar state or local law of any jurisdiction in the United States of America.

            (b) DISCLOSURE OF PLANS. Part 3.12(b) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement.

            (c) DOCUMENTS. The Company has provided or made available to Parent:
(i) accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS or the DOL with respect to any Company Employee Plan delivered or received during the previous three (3) calendar years; (vii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; (ix) all COBRA forms and related notices; (x) all registration statements and prospectuses prepared in connection with each Company Employee Plan; and (xi) a list of all employees, officers and consultants of the Company reflecting each such person's current title and/or job description and compensation.

            (d) EMPLOYEE PLAN COMPLIANCE. Except as set forth in Part 3.12(d) of the Company Disclosure Schedule, (i) the Company has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to, each Company Employee Plan and/or Employee Agreement, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code;
(ii) each Company Employee Plan intended to qualify under section 401(a) of the Code and each trust intended to qualify under section 501(a) of the Code has either received a favorable determination letter from the IRS with respect to each such Plan as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and make any amendments necessary to obtain a favorable determination and since the issuance of any determination letter, to the Company's Knowledge, no event has occurred which would adversely affect the status of such determination letter or the qualified status of such Plan; (iii) no "prohibited transaction," within the meaning of section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under
Section 408 of ERISA, has occurred with respect to any Company Employee Plan;
(iv) there are no actions, suits or claims pending, or, to the Company's Knowledge, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; (v) each Company Employee Plan can be amended, terminated or otherwise discontinued either before or after the Effective Time in accordance with its terms, without liability to Parent, the Company or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (vi) there are no audits, inquiries or proceedings pending or, to the Company's Knowledge, threatened by the IRS or DOL with respect to any Company Employee Plan; (vii) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or sections 4975 through 4980 of the Code; (viii) all contributions due from the Company or any Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date; and (ix) since 2004, there has been no amendment to, written interpretation or authorized announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Employee Plan or Employee Agreement that would increase materially the expense of maintaining such Company Employee Plan or Employee Agreement above the level of the expense incurred in respect thereof during the calendar year 2005.

            (e) PENSION PLANS. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or section 412 of the Code.

            (f) MULTIEMPLOYER PLANS. At no time has the Company contributed to or been obligated to contribute to any Multiemployer Plan.

            (g) NO POST-EMPLOYMENT OBLIGATIONS. No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

            (h) COBRA; FMLA. Neither the Company nor any Affiliate has, prior to the Effective Time, and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees. The group health plans (as defined in section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of section 4980B of the Code and Sections 601 through 608 of ERISA, the Americans with Disabilities Act of 1990, as amended and the FMLA, and the regulations thereunder, as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under COBRA, with respect to any of the Company Employee Plans or Employee Agreements, covered employees or qualified beneficiaries.

            (i) EFFECT OF TRANSACTION. Except as set forth in Part 3.12(i) of the Company Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee. No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement will be characterized as an "excess parachute payment," within the meaning of section 280G(b)(1) of the Code or will be treated as a nondeductible expense within the meaning of section 162(m) of the Code.

            (j) EMPLOYMENT MATTERS. The Company and each of its subsidiaries:
(i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, immigration, terms and conditions of employment, wages and hours, and the WARN Act and any similar state or local "mass layoff" or "plant closing" laws, rules and regulations, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) has properly classified independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable laws, except where the failure to properly classify such independent contractors would not result in a material liability to the Company;
(iv) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (v) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Company's Knowledge, threatened or reasonably anticipated claims or actions against the Company under any workers compensation policy or long-term disability policy. To the Company's Knowledge, no Employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity. All employees of the Company are legally permitted to be employed by the Company in the United States of America in their current jobs. There are no controversies pending or, to the Company's Knowledge threatened, between the Company or any subsidiary of the Company, on the one hand, and any of their respective employees, on the other hand, that would be reasonably likely to result in the Company's incurring material liability. Except as set forth in
Part 3.12(j) of the Company Disclosure Schedule, the Company does not have any employment contracts, Employee Agreements, or consulting agreements currently in effect that are not terminable at will (other than agreements for the sole purpose of providing for the confidentiality of proprietary information or assignment of invention). The Company will have no liability to any employee or to any organization or any other entity as a result of the termination of any employee leasing arrangement.

            (k) LABOR. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Company's Knowledge, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

            (l) INTERNATIONAL EMPLOYEE PLANS. Each International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. Furthermore, no International Employee Plan has unfunded liabilities that are not fully accrued on the Company Balance Sheet. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any

International Employee Plan at any time for any reason (other than ordinary administration expenses or routine claims for benefits).

            (m) CODE SECTION 409A. Each Plan required to be listed in Part 3.12(b) of the Company Disclosure Schedule that is a "nonqualified deferred compensation plan" (as defined in section 409A(d)(1) of the Code) and was in existence prior to October 3, 2004, has not been "materially modified" (within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 and any applicable guidance issued thereunder) since October 3, 2004, in a manner which would cause amounts deferred in taxable years beginning before January 1, 2005, under such plan to be subject to section 409A of the Code. Each Plan required to be listed in Part 3.12(b) of the Company Disclosure Schedule that is a "nonqualified deferred compensation plan" (as defined in section 409A(d)(1) of the Code) and which has not been terminated has been operated since January 1, 2005 in good faith compliance with the provisions of section 409A of the Code, Notice 2005-1 and the proposed regulations issued under section 409A of the Code.

      3.13  ENVIRONMENTAL MATTERS.

            (a) HAZARDOUS MATERIAL. Except as would not result in a Company Material Adverse Effect, no underground storage tanks and no amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a "HAZARDOUS MATERIAL") are present, as a result of the actions of the Company or any of its subsidiaries or any affiliate of the Company, or, to the Company's Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof that the Company or any of its subsidiaries has at any time owned, operated, occupied or leased.

            (b) HAZARDOUS MATERIALS ACTIVITIES. Except as would not result in a Company Material Adverse Effect (in any individual case or in the aggregate) (i) neither the Company nor any of its subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, and (ii) neither the Company nor any of its subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively "HAZARDOUS MATERIALS ACTIVITIES") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) PERMITS. The Company and its subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents ("ENVIRONMENTAL PERMITS") material to and necessary for the conduct of the Company's and its subsidiaries' Hazardous Material Activities and other businesses of the Company and its subsidiaries as such activities and businesses are currently being conducted, except as such failure to hold such Environmental Permits would result in a Company Material Adverse Effect.

            (d) ENVIRONMENTAL LIABILITIES. No action, proceeding, revocation proceeding, amendment procedure, writ or injunction is pending, and to the Company's Knowledge, no action, proceeding, revocation proceeding, amendment procedure, writ or injunction has been threatened by any Governmental Entity against the Company or any of its subsidiaries in a writing delivered to the Company concerning any Environmental Permit of the Company, Hazardous Material or any Hazardous Materials Activity of the Company or any of its subsidiaries, other than such actions, proceedings, revocation proceedings, amendment procedures, writs or injunctions that would not have, singularly or in the aggregate, a Company Material Adverse Effect. To the Company's Knowledge, there is no fact or circumstance which could involve the Company or any of its subsidiaries in any environmental litigation or impose upon the Company any material environmental liability which would result in a Company Material Adverse Effect.

      3.14 CERTAIN AGREEMENTS. Except as otherwise set forth in the applicable lettered subsection of Part 3.14 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or is bound by:

            (a) any employment or consulting agreement or commitment with any employee or member of the Company's Board of Directors, providing any term of employment or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, except as required by applicable law;

            (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

            (c) any agreement of indemnification, other than licenses entered into in the ordinary course of business;

            (d) any agreement of any guaranty or any instrument evidencing indebtedness for borrowed money by way of credit facility, direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise (any disclosure of which in Part 3.14(d) of the Company Disclosure Schedule shall set forth the corresponding amount of such indebtedness for borrowed money outstanding thereunder);

            (e) any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business or in any geographic area or which would so limit Parent, the Company or the Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

            (f) any agreement or commitment currently in force relating to the disposition or acquisition by the Company or any of its subsidiaries after the date of this Agreement of material assets not in the ordinary course of business, or pursuant to which the Company has any material ownership or participation interest in any corporation, partnership, joint venture, strategic alliance or other business enterprise other than the Company's subsidiaries;

            (g) any licensing, distribution, resale or other agreement, contract or commitment with regard to the acquisition, distribution, resale or licensing of any Intellectual Property Rights other than licenses, distribution, resale agreements, advertising agreements, or other similar agreement entered into in the ordinary course of business consistent with past practice;

            (h) agreement to forgive any indebtedness in excess of $20,000 of any person to the Company or any subsidiary;

            (i) agreement regarding the lease of real property involving rental obligations in excess of $75,000 per annum, or agreement regarding the purchase of real property;

            (j) loan agreement, promissory note or other evidence of indebtedness for borrowed money;

            (k) agreement pursuant to which the Company or any subsidiary (A) uses any intellectual property of any third party that is material to the operation of its business (other than off-the-shelf commercial software programs with respect to which no future license or royalty payment will become due), (B) incorporates any third party intellectual property in any of its products; or
(C) has granted to any third party an exclusive license of any Intellectual Property Rights owned by the Company or any license of its source code (including customary source code escrow arrangements entered into in the ordinary course of business);

            (l) agreement obligating the Company or any subsidiary to make aggregate payments in excess of $150,000 to any third party during the two-year period ending September 30, 2007;

            (m) agreement pursuant to which the Company or any subsidiary (A) reasonably expects to receive aggregate payments in excess of $200,000 during the two year period ending September 30, 2007 or (B) reasonably expects to recognize revenue in such aggregate amount during such two year period;

            (n) agreement or commitment with any affiliate of the Company;

            (o) any agreement or commitment currently in force providing for capital expenditures by the Company or its subsidiaries in excess of $112,500; or

            (p) any other agreement or commitment currently in effect that is material to the Company's or its subsidiaries' business as presently conducted.

      Each agreement that is required to be disclosed in the Company Disclosure Schedule pursuant to clauses (a) through (o) above or pursuant to Section 3.9 and each agreement that is required to be filed with any Company SEC Report as a "material contract" (as defined by 601 of Regulation S-K) shall be referred to herein as a "COMPANY CONTRACT." Each Company Contract is valid and in full force and effect. Neither the Company nor any of its subsidiaries, nor to the Company's Knowledge, any other party thereto, is in breach, violation or default under, and neither the Company nor any of its subsidiaries has received written notice alleging that it has breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

      3.15 BROKERS' AND FINDERS' FEES . Except for fees payable to Jefferies Broadview pursuant to an engagement letter dated September 13, 2005, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

      3.16 INSURANCE. The Company and each of its subsidiaries have policies of insurance and bonds of the type and in amounts customarily carried by persons conducting business or owing assets similar to those of the Company and its subsidiaries. Except as set forth in Part 3.16 of the Company Disclosure Schedule, there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, and the Company and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. Except as set forth in Part 3.16 of the Company Disclosure Schedule, to the Company's Knowledge, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

      3.17  DISCLOSURE DOCUMENTS.

            (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated by the Company to its stockholders in connection with the transactions contemplated by this Agreement (the "COMPANY DISCLOSURE DOCUMENTS"), including, without limitation, the
Schedule 14D-9 and the information statement to be filed by the Company with the SEC in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (as amended or supplemented from time to time, the "INFORMATION STATEMENT"), will, when filed, distributed or disseminated, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.17(a) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub or any of their representatives specifically for use therein.

            (b) At the time of the filing of any Company Disclosure Document, the Schedule 14D-9 and the Information Statement with the SEC, and at the respective times such documents and any amendments or supplements thereto are distributed or disseminated to stockholders of the Company, such documents will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.17(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or Merger Sub or any of their representatives specifically for use therein.

            (c) The information with respect to the Company or any of its subsidiaries that the Company furnishes to Parent in writing specifically for use in the Offer Documents, at the time of the filing thereof with the SEC and at the time of any distribution or dissemination thereof to stockholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

      3.18 CUSTOMERS. No customer which individually accounted for more than five percent of the Company's gross revenues during the year ended March 31, 2005 or the six months ended September 30, 2005 has indicated in writing to the Company since the date of the most recent written purchase agreement between the Company and such customer that it will stop buying, discontinue maintenance services, or materially decrease the rate of buying services or products of the Company, or has at any time since April 1, 2004 decreased materially its acquisition of services or products of the Company.

      3.19 BOARD APPROVAL. The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer, the purchase of the shares of Company Common Stock contemplated by the Offer, and the Merger (collectively, the "TRANSACTIONS") are fair to and in the best interests of the Company and its stockholders and declared the advisability thereof, (ii) approved and adopted this Agreement and approved the Transactions in accordance with the requirements of Delaware Law, (iii) subject to Section 6.1(c), resolved to recommend that the stockholders of the Company accept the Offer and approve and adopt this Agreement and approve the Merger and (iv) resolved to appoint Parent's designees to the Board of Directors of the Company effective at the Appointment Time, consistent with Section 1.4. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a "business combination" (as defined therein) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Transactions.

      3.20 FAIRNESS OPINION. The Company's Board of Directors has received from Jefferies Broadview, financial advisor to the Company, its opinion that, as of the date hereof, the Offer Price is fair, from a financial point of view, to the holders of Company Common Stock, such opinion to be delivered to the Company in writing promptly following the date hereof.

      3.21 ACCOUNTING SYSTEM. The Company and its subsidiaries maintain a system of internal controls over financial reporting reasonably sufficient in all material respects to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (b) that receipts and expenditures are executed in accordance with the authorization of management and (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company assets that could have a material effect on the financial statements. The Company has not been notified by its independent auditor that there is any significant deficiency or material weakness in the Company's internal control over financial reporting. Complete and accurate copies of any management letter or similar correspondence from any independent auditor of the Company or any of its subsidiaries have been made available to Parent.

      3.22 INFORMATION TO BE SUPPLIED. None of the information with respect to the Company contained in this Agreement, the Company Disclosure Schedule, or in any certificate to be executed or delivered pursuant hereto by the Company at or prior to the Appointment Time, contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

      3.23 TRANSACTION EXPENSES . Part 3.23 of the Company Disclosure Schedule sets forth a detailed list of the Company's Transaction Expenses (or a reasonable estimate thereof to the extent the final amount of certain individual Transaction Expenses will not be known until after the date of this Agreement).

                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      As of the date of this Agreement and as of the Closing Date, Parent and Merger Sub represent and warrant to the Company, subject to any exception expressly stated in the disclosure schedule, delivered by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the "PARENT DISCLOSURE SCHEDULE"), which exception shall specifically identify the representation to which it relates, as follows:

      4.1   ORGANIZATION OF PARENT AND MERGER SUB.

            (a) Each of Parent and Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized; (ii) has the corporate or other power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted; and (iii) except as would not be material to Parent, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

            (b) Parent has delivered or made available to the Company true, correct and complete copies of the Certificate of Incorporation and Bylaws of Parent and Merger Sub, each as amended to date (collectively, the "PARENT CHARTER DOCUMENTS"), and each such instrument is in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of the Parent Charter Documents. Parent has delivered or made available to the Company all proposed or considered amendments to the Parent Charter Documents.

      4.2   AUTHORITY; NON-CONTRAVENTION.

            (a) Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to (i) the filing of the Offer Documents pursuant to applicable federal securities laws and (ii) the filing of the Certificate of Merger pursuant to Delaware Law. No other approval of any holder of any securities of Parent is required in connection with the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

            (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Parent Charter Documents, (ii) subject to compliance with the requirements set forth in Section 4.2(c), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective material properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, concession or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material properties are bound or affected.

            (c) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity or other person is required to be obtained or made by Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of the Offer Documents with the SEC, and compliance with applicable federal securities laws in connection therewith, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filing of a Notification and Report Form under the HSR Act, and the termination or expiration of the waiting period under the HSR Act and any other antitrust or competition laws, rules or regulations the parties reasonably agree are applicable, (iv) the filing of a Schedule 13D with regard to the Voting Agreements in accordance with the Securities Act and the Exchange Act, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable Legal Requirements and any antitrust or competition laws, rules or regulations the parties reasonably agree are applicable, and (vi) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or the Surviving Corporation or have a material adverse effect on the ability of the parties hereto to consummate the Offer and the Merger.

      4.3 LITIGATION. There are no claims, suits, actions or proceedings pending or, to the knowledge of Parent, threatened against, relating to or affecting Parent or any of its subsidiaries, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a material adverse effect on the ability of the parties hereto to consummate the Offer and the Merger.

      4.4   DISCLOSURE DOCUMENTS.

            (a) Parent and Merger Sub will deliver to the Company all information reasonably requested by the Company for inclusion in the Company Disclosure Documents. None of the information to be supplied by Parent or Merger Sub to the Company for inclusion in any such

Company Disclosure Document will, at the time it is filed with the SEC or distributed or disseminated to the stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

            (b) The Offer Documents, when filed, distributed or disseminated, as the case may be, will comply as to form in all material respects with the applicable requirements of the Exchange Act and, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty will not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent or Merger Sub by the Company in writing specifically for use therein.

      4.5 AVAILABILITY OF FUNDS. Parent has as of the date of this Agreement, and will have upon the expiration date of the Offer (as the same may be extended from time to time pursuant to this Agreement) and at the Effective Time, and will make available to Merger Sub at the expiration date of the Offer and at the Effective Time, the funds necessary to consummate the Offer and the Merger.

      4.6 NO COMPANY SHARES. As of the date hereof, neither Parent nor Merger Sub beneficially owns any shares of Company Common Stock.

      4.7 MERGER SUB. Since its inception, Merger Sub has not had any operations and has not conducted any business. All of the outstanding capital stock of Merger Sub is owned beneficially and of record by Parent.

      4.8 BROKERS' AND FINDERS' FEES. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

                                    ARTICLE 5
                      CONDUCT PRIOR TO THE APPOINTMENT TIME

      5.1 CONDUCT OF BUSINESS BY THE COMPANY. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course, consistent with past practice and in compliance in all material respects with all applicable laws and regulations, pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, pay or perform other material obligations when due, and use commercially reasonable efforts consistent with past practice and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, (iii) collect its accounts receivable and any other amounts payable to it when due and otherwise enforce any obligations owed to it by others substantially in accordance with their terms, and (iv) preserve its relationships with customers, suppliers, licensors, licensees, and others with which it has business dealings. In addition, the Company will promptly notify Parent in writing of any material event involving its business or operations.

      In addition, except as permitted by the terms of this Agreement, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Appointment Time, the Company shall not do any of the following and shall not permit its subsidiaries to do any of the following:

            (a) Waive any stock repurchase rights, accelerate, amend or change the period of repurchase of restricted stock, or reprice options granted to any employee, consultant, director or other person or authorize cash payments in exchange for any options or take any such action with regard to any warrant or other right to acquire the Company's capital stock;

            (b) Grant any severance or termination pay to any officer or employee except pursuant to written agreements in effect, or policies existing, on the date hereof and as previously made available, in the case of written agreements or written policies, or disclosed in writing, in the case of existing policies, to Parent, or adopt any new severance plan;

            (c) Transfer or license to any person or entity or otherwise extend, amend or modify in any material respect any rights to Intellectual Property Rights, other than non-exclusive licenses in the ordinary course of business and consistent with past practice;

            (d) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

            (e) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries, except repurchases of unvested shares at cost in connection with the termination of the employment relationship with any employee pursuant to option agreements or purchase agreements in effect on the date hereof;

            (f) Enter into any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's or any of its subsidiaries' freedom to compete in any line of business and/or in any geographic area or which would so limit Parent, the Company or the Surviving Corporation or any of its subsidiaries after the Effective Time or granting any exclusive distribution or other exclusive rights;

            (g) Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock or any securities convertible into shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of (i) shares of Company Common Stock pursuant to the exercise of Company Options and Company Warrants and (ii) options granted to newly hired employees consistent in amounts with the Company's prior practices and having an exercise price at least equal to the fair market value of Company Common Stock on the date any such option is granted;

            (h) Cause, permit or propose any amendments to the Company Charter Documents or to the charter documents of any subsidiary;

            (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof; or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or enter into any material joint ventures, strategic relationships, alliances, marketing or co-sale agreements or make any material loan or advance to, or investment in, any person, except for loans or capital contributions to a subsidiary or advances of routine business or travel expenses to employees, officers or directors in the ordinary course of business, consistent with past practice;

            (j) Sell, lease, license, encumber or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the business of the Company, other than in the ordinary course of business, consistent with past practice;

            (k) Incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, enter into any "keep well" or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, other than in the ordinary course of business consistent with past practice;

            (l) Adopt or amend any employee benefit plan or employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable "at will"), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, other than in the ordinary course of business, consistent with past practice, or change in any material respect any management policies or procedures;

            (m) Make any capital expenditures outside of the ordinary course of business in excess of $112,500 in the aggregate;

            (n) Modify, amend or terminate any Company Contract or other material contract or agreement to which the Company or any subsidiary thereof is a party or waive, release or assign any material rights or claims thereunder;

            (o) Enter into, modify, amend or cancel any development services, licensing, distribution, sales, sales representation or other similar agreement or obligation with respect to any Intellectual Property Rights other than such agreements entered into in the ordinary course of business consistent with past practice or enter into any contract of a character required to be disclosed by
Section 3.14;

            (p) Materially revalue any of its assets or, except as required by GAAP, make any change in accounting methods, principles or practices;

            (q) Discharge, settle or satisfy any disputed claim, litigation, arbitration, disputed liability or other controversy (absolute, accrued, asserted or unasserted, contingent or otherwise), including any liability for Taxes, other than the discharge or satisfaction in the ordinary course of business consistent with past practice or incurred in connection with the transactions contemplated hereby, or in accordance with their terms, of liabilities reflected or reserved against in the Company Balance Sheet or incurred since September 30, 2005 in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party; provided, however, that the discharge or settlement of any disputed claim, liability or other controversy in the amount of less than $162,500 shall not be deemed to be prohibited by the foregoing; or

            (r) Agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through 5.1(q) above.

                                   ARTICLE 6
                              ADDITIONAL AGREEMENTS

      6.1   STOCKHOLDERS MEETING.

            (a) Upon consummation of the Offer, the Company, acting through its Board of Directors, shall, in accordance with applicable law and its certificate of incorporation and bylaws, duly call, give notice of, convene and hold a special meeting of its stockholders (the "STOCKHOLDERS MEETING") as soon as practicable on a date determined in accordance with the mutual agreement of Parent and the Company for the purpose of considering and voting upon the approval and adoption of this Agreement and the approval of the Merger, unless Delaware Law does not require a vote of the stockholders of the Company for consummation of the Merger. The Company's Board of Directors shall (i) recommend to the stockholders of the Company the approval and adoption of this Agreement and the approval of the Merger, (ii) include in the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (together with all amendments and supplements thereto, the "PROXY STATEMENT"), to be filed with the SEC in connection with the Merger if required under Delaware Law, its recommendation that the stockholders of the Company vote in favor of the approval and adoption of this Agreement and the approval of the Merger, (iii) take all lawful action to solicit such approval from the stockholders of the Company to the extent such approval of the Merger is required under Delaware Law, (iv) not withdraw, modify or qualify (or propose to withdraw, modify or qualify) such favorable recommendation and (v) not take any action or make any statement in connection with Stockholders Meeting inconsistent with such recommendation, except as permitted in Section 6.1(c) below.

            (b) In connection with the Stockholders Meeting, the Company shall
(i) as promptly as practicable after the Appointment Time prepare and file with the SEC, use commercially reasonable efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials required in connection with such meeting, (ii) notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company or any representative of the Company and the SEC and (iii) shall cooperate with Parent and its counsel and give Parent and its counsel the reasonable opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

            (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from, prior to the Appointment Time, withholding, withdrawing, amending, modifying or qualifying its recommendation in favor of the Offer or the Merger (and recommending that its stockholders accept a Superior Offer (as defined in this Section 6.1(c))) or entering into a definitive agreement relating to a Superior Offer (a "CHANGE OF RECOMMENDATION") if (i) a Superior Offer is made to the Company and is not withdrawn, (ii) the Company shall have provided written notice to Parent (a "NOTICE OF SUPERIOR OFFER") advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer, (iii) Parent shall not, within three (3) Business Days of Parent's receipt of the Notice of Superior Offer, have made an offer that the Company's Board of Directors determines in its reasonable judgment, after consultation with a financial advisor of national standing, to be at least as favorable to the Company's stockholders as such Superior Offer (it being agreed that the Board of Directors of the Company shall promptly following the receipt of any such offer convene a meeting at which it will consider such offer in good faith), (iv) the Board of Directors of the Company reasonably concludes, after consultation with its outside counsel, that, in light of such Superior Offer, the failure to withhold, withdraw, amend or modify such recommendation would be inconsistent with the fiduciary obligations of the Board of Directors of the Company to the Company's stockholders under applicable law, and (v) the Company shall not have violated any of the restrictions set forth in this
Section 6.1 or Section 6.4. The Company shall provide Parent with at least two
(2) Business Days prior notice (or such lesser prior notice as is provided to the members of the Company's Board of Directors but in no event less than twenty-four hours) of any meeting of the Company's Board of Directors at which the Company's Board of Directors is reasonably expected to consider any Acquisition Proposal (as defined in Section 6.4(a)) to determine whether such Acquisition Proposal is a Superior Offer. Nothing contained in this Section 6.1 shall limit the Company's obligation to hold and convene the Stockholders Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified prior to the Appointment Time).

      For purposes of this Agreement, "SUPERIOR OFFER" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation or other business combination involving the Company or (ii) the acquisition by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) (including by way of a tender offer or an exchange offer or a two step transaction involving a tender offer followed with reasonable promptness by a cash-out merger involving the Company), directly or indirectly, of ownership of 100% of the then outstanding shares of capital stock, in each case, pursuant to which the stockholders of the Company (other than Parent or Merger Sub) immediately preceding such transaction hold less than 50% of the equity interest in the surviving or resulting entity of such transaction, or substantially all of the assets of the Company, in each case, on terms that the Board of Directors of the Company determines, in its reasonable judgment (after consultation with a financial advisor of national standing) to be more favorable to the Company's stockholders than the terms of the Offer and the Merger; provided, however, that any such offer shall not be deemed to be a "Superior Offer" unless: (A) any financing that is required to consummate the transaction contemplated by such offer is committed; (B) either, (x) the aggregate cash consideration payable to the Company's stockholders in respect of the transaction contemplated by such offer (or payable to the Company in the case that the transaction contemplated by such offer is a sale of the Company's assets) is at least $67,721,888, or (y) the value of the total aggregate consideration (cash and securities) payable to the Company's stockholders in respect of the transaction contemplated by such offer (or payable to the Company in the case that the transaction contemplated by such offer is a sale of the Company's assets) could not reasonably be expected to be less than $67,721,888, after taking into account, fluctuations in historical prices, risks associated with future prices and liquidity of the securities that would be issued in connection with such offer; and (C) the Board of Directors of the Company has determined, in its reasonable judgment and after consultation with its outside counsel, that (i) the conditions to closing the transaction contemplated by such offer are no more difficult to satisfy in the aggregate than the conditions set forth in Annex A hereto and (ii) the transaction contemplated by such offer is reasonably capable of being consummated timely on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such offer.

            (d) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, if, in the good faith judgment of the Company's Board of Directors, after consultation with and advice from its outside counsel, such a disclosure is required under applicable law or the failure to do so would be inconsistent with the fiduciary obligations of the Board of Directors.

      6.2   ANTITRUST AND OTHER FILINGS.

            (a) As promptly as practicable after the execution of this Agreement, each of the Company and Parent will prepare and file (i) any pre-merger notification forms and other documentation required by the merger notification or control laws and regulations of any applicable jurisdiction, as agreed to by the parties (the "ANTITRUST FILINGS") and (ii) any other filings required to be filed by it under the Exchange Act, the Securities Act or any other federal, state or foreign laws relating to the Transactions (the "OTHER FILINGS"). In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as practicable, an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and all other necessary filings with other Governmental Entities relating to the transactions contemplated hereby. The Company and Parent each shall promptly supply the other with any information or documentation which may be required in order to effectuate any filings pursuant to this Section 6.2.

            (b) Each of the Company and Parent will notify the other promptly upon the receipt of any comments from any government officials in connection with any filing made pursuant hereto and of any request for amendments or supplements to any Antitrust Filings or Other Filings or for additional information and will supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and any government officials, on the other hand, with respect to the Offer and the Merger or any Antitrust Filing or Other Filing. Each of the Company and Parent will cause all documents that it is responsible for filing with any regulatory authorities to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to any Antitrust Filing or Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the appropriate government officials such amendment or supplement.

      6.3   CONFIDENTIALITY; ACCESS TO INFORMATION.

            (a) The parties acknowledge that the Company and Parent have previously executed that certain Confidentiality Agreement dated as of May 4, 2005 (the "CONFIDENTIALITY AGREEMENT"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

            (b) The Company will afford Parent and its accountants, counsel and other representatives reasonable access to its properties, books, records, personnel and customers during the period commencing on the date of this Agreement and ending at the Appointment Time to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel, as Parent may reasonably request. No information or knowledge obtained by a party in any investigation pursuant to this Section 6.3(b) will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

      6.4   NO SOLICITATION.

            (a) From and after the date of this Agreement until the Appointment Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations with a third party regarding, or furnish to any person any nonpublic information with respect to, or knowingly take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal,
(iii) engage in discussions with any person with respect to any Acquisition Proposal, except to refer them to the provisions of this Section 6.4(a), (iv) approve, endorse or recommend any Acquisition Proposal, subject to Section 6.1(c) and 6.1(d) or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal, subject to Section 6.1(c) and 6.1(d); provided, however, that prior to the Appointment Time, if required under Delaware Law, this Section 6.4(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company and its subsidiaries to, or entering into discussions with, any person or group who has submitted (and not withdrawn) to the Company an unsolicited, written, bona fide Acquisition Proposal that the Board of Directors of the Company reasonably concludes (after consultation with a financial advisor of national standing) constitutes, or is reasonably likely to lead to, a Superior Offer; provided further that (1) neither the Company nor any representative of the Company and its subsidiaries shall have violated any of the restrictions set forth in this Section 6.4, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, (3) prior to furnishing any such nonpublic information to, or entering into any such discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and all of the material terms and conditions of such Acquisition Proposal, including providing to Parent a written copy of such Acquisition Proposal, and of the Company's intention to furnish nonpublic information to, or enter into discussions with, such person or group, and the Company receives from such person or group an executed confidentiality agreement containing terms at least as restrictive with regard to the Company's confidential information as the Confidentiality Agreement, and (4) contemporaneously with furnishing any such nonpublic information to such person or group, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). The Company and its subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

      For purposes of this Agreement, "ACQUISITION PROPOSAL" shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to, or involving: (A) any acquisition or purchase by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% beneficial ownership interest in the total outstanding voting securities of the Company or any of its subsidiaries;
(B) any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its subsidiaries; (C) any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 85% of the equity interests in the surviving or resulting entity of such transaction; (D) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of 15% or more of the assets of the Company; or (E) any liquidation or dissolution of the Company.

            (b) In addition to the obligations of the Company set forth in
Section 6.4(a), the Company as promptly as practicable, and in any event within twenty four (24) hours of its receipt, shall advise Parent orally and in writing of an Acquisition Proposal or any request for nonpublic information or other inquiry which the Company reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the person or group making any such Acquisition Proposal, request or inquiry, and shall provide to Parent a written copy of any such Acquisition Proposal if in writing. The Company will keep Parent informed as promptly as practicable in all material respects of the status and details (including material amendments or proposed amendments and providing to Parent written copies thereof if in writing) of any such Acquisition Proposal, request or inquiry.

      6.5 PUBLIC DISCLOSURE. Prior to the Appointment Time, Parent and the Company will consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Offer, the Merger or this Agreement and will not issue any such press release or make any such public statement without the written consent of the other, except as may be required by law or any listing agreement with a national securities exchange or market.

      6.6   REASONABLE EFFORTS; NOTIFICATION.

            (a) Subject to Section 6.1(c) and 6.1(d), and upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (i) causing the conditions precedent set forth in Article 7 and the conditions to the Offer set forth in Annex A to be satisfied, (ii) obtaining all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities) and taking commercially reasonable steps that may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) obtaining all necessary consents, approvals or waivers from third parties, (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its affiliates shall be under any obligation to make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or any of its affiliates or the Company or any of its subsidiaries or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any limitation on the ability of Parent or any of its subsidiaries or affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation).

            (b) Each of the Company and Parent will give prompt notice to the other of (i) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the Offer or the Merger, (ii) any notice or other communication from any Governmental Entity in connection with the Offer or the Merger or (iii) any litigation relating to, involving or otherwise affecting the Company, Parent or their respective subsidiaries, in each case, that relates to the consummation of the Offer or the Merger. The Company shall give prompt notice to Parent of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement. Parent shall give prompt notice to the Company of any representation or warranty made by it or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            (c) Parent agrees to vote or cause to be voted all shares of Company Common Stock Beneficially Owned by Parent, Merger Sub or their affiliates in favor of the approval and adoption of this Agreement and the approval of the Merger at the Stockholders Meeting.

      6.7 THIRD PARTY CONSENTS. As soon as practicable following the date hereof, Parent and the Company will use commercially reasonable efforts to obtain any consents, waivers and approvals under any of its or its subsidiaries' respective agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

      6.8   INDEMNIFICATION.

            (a) From and after the Appointment Time, Parent will, and will cause the Company or the Surviving Corporation, as applicable, to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of the Effective Time (the "INDEMNIFIED PARTIES") and any indemnification provisions under the Company's Certificate of Incorporation or Bylaws as in effect on the date hereof. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the Effective Time, were directors, officers, employees or agents of the Company, unless such modification is required by law.

            (b) For a period of six (6) years after the Effective Time, Parent will cause the Surviving Corporation to maintain directors' and officers' liability insurance covering those persons who are covered by the Company's directors' and officers' liability insurance policy as of the date hereof in an amount and on terms no less favorable than those applicable to the current directors and officers of the Company so covered; provided, however, in no event shall Parent be required to pay more than $275,000 for such coverage, and in the event that the premium for such coverage exceeds $275,000, then Parent shall obtain the maximum coverage at a premium of $275,000. The Company may, with the prior written consent of Parent, purchase an insurance policy providing such coverage.

            (c) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially of all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns or Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.

            (d) This Section 6.8 shall survive the consummation of the Merger, is intended to benefit the Surviving Corporation and each Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and shall be enforceable by the Indemnified Parties, their heirs and personal representatives.

      6.9 TAKEOVER STATUTES . If any "poison pill" or similar plan, agreement or arrangement, or any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to this Agreement, the Offer, the Merger, the Voting Agreements, the Top-Up Option or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such plan, agreement, arrangement or statute and any regulations promulgated thereunder on such transactions.

      6.10 PRIOR SERVICE CREDIT. Parent shall, to the extent permitted by any employee benefit plan or program sponsored or maintained by Parent or any affiliate thereof (including the Surviving Corporation after the Effective
Time), give former employees of the Company that are retained as employees of the Surviving Corporation ("CONTINUING EMPLOYEES") credit for their service with the Company both prior to and after the Effective Time for purposes of determining eligibility to participate in and vesting or accrual in such plan or program. Subject to the terms of any applicable employee benefit plan or program of any third party insurer and to the extent consistent with applicable law, Parent shall cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any Parent group health plans to be waived with respect to such Continuing Employees and their eligible dependents and shall provide them with credit for any co-payments and deductibles prior to the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Parent plans for the plan year in which the Effective Time occurs. Notwithstanding anything to the contrary contained herein, Parent shall have sole discretion with respect to the determination as to whether and when to terminate, merge or continue any employee benefit plans and programs of the Company in accordance with their terms.

      6.11 401(k) PLAN. The Company shall take all action necessary in advance of the Effective Time to terminate its and its subsidiaries 401(k) plans, if any, effective immediately prior to the Effective Time (all such plans referred to herein collectively as the "COMPANY'S 401(k) PLAN"). Parent hereby agrees that, with the approval of the plan administrator of Parent's tax qualified 401(k) plan ("PARENT'S 401(k) PLAN"), which approval will not be unreasonably withheld, Parent will cause Parent's 401(k) Plan to accept rollovers or direct rollovers of "eligible rollover distributions" within the meaning of section 402(c) of the Code from or relating to the Company's 401(k) Plan by employees of the Company who become employees of the Surviving Corporation by reason of the transactions contemplated by this Agreement. Rollover amounts contributed to Parent's 401(k) Plan in accordance with this Section 6.11 shall be held in each such employee's account, which shall at all times be 100% vested and which shall be invested in accordance with the provisions of Parent's 401(k) Plan.

      6.12 TREASURY STOCK. The Company shall take all action necessary to cause the Treasury Stock and any other shares of Company Common Stock held by the Company or any of its subsidiaries to be canceled and extinguished immediately prior to the Effective Time.

      6.13 MERGER WITHOUT STOCKHOLDERS MEETING. If Parent, Merger Sub or any other subsidiary of Parent shall acquire at least ninety percent (90%) of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, Parent and Merger Sub agree to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after the acceptance for payment and purchase of Company Common Stock pursuant to the Offer without the Stockholders Meeting in accordance with Delaware Law.

      6.14 PROHIBITION ON ACQUIRING SHARES. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to
Article 8 hereof and the Appointment Time, except as contemplated by this Agreement, Parent and Merger Sub shall not acquire, and shall use commercially reasonable efforts to ensure that none of its affiliates and associates (as such terms are defined in Section 203 of the Delaware Law) acquire, (i) beneficial ownership of, (ii) the right to acquire pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise, or (iii) the right to vote pursuant to any agreement, arrangement or understanding, any shares of Company Common Stock.

      6.15 SECTION 16 MATTERS. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article I and Article II of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      6.16 MERGER SUB COMPLIANCE. Parent shall cause Merger Sub to comply with all of Merger Sub's obligations under or relating to this Agreement. Merger Sub shall not engage in any business which is not in connection with the Offer or the Merger.

                                   ARTICLE 7
                            CONDITIONS TO THE MERGER

      7.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

            (a) PURCHASE OF SHARES. Merger Sub shall have purchased shares of Company Common Stock pursuant to the Offer.

            (b) STOCKHOLDER APPROVAL. If required under Delaware Law, the Company Stockholder Approval shall have been obtained.

            (c) NO ORDER. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                                    ARTICLE 8
                        TERMINATION, AMENDMENT AND WAIVER

      8.1 TERMINATION. This Agreement may be terminated at any time prior to the Appointment Time:

            (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

            (b) by Parent if, subject to Section 1.2(c), the Offer shall have expired without any shares of Company Common Stock being purchased therein; provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to Parent if its breach of this Agreement has been the cause of, or resulted in, the failure of Parent or Merger Sub to purchase the shares of Company Common Stock pursuant to the Offer;

            (c) by either the Company or Parent, if the Offer shall have not been consummated by April 19, 2006 (the "TERMINATION DATE"); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Offer to have been consummated before such date, and such action or failure to act constitutes a breach of this Agreement;

            (d) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

            (e) by Parent (at any time prior to the Appointment Time) if a Triggering Event (as defined in this Section 8.1) shall have occurred;

            (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case in any material respect, so as to prevent or otherwise materially adversely effect or delay the ability of Parent or Merger Sub from consummating the Offer in accordance with the terms hereof, provided that if such inaccuracy in Parent's or Merger Sub's representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, as applicable, then the Company may not terminate this Agreement under this
Section 8.1(f) for 30 days after delivery of written notice from the Company to Parent of such breach and intent to terminate, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this
Section 8.1(f) if such breach by Parent or Merger Sub is cured during such 30-day period, or if the Company shall have materially breached this Agreement);

            (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in clause (c) or (d) of Annex A would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the

Company's representations and warranties or breach by the Company is curable by the Company, then Parent may not terminate this Agreement under this Section 8.1(g) for 30 days after delivery of written notice from Parent to the Company of such breach and intent to terminate, provided the Company continues to exercise commercially reasonable efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(g) if such breach by the Company is cured during such 30-day period, or if Parent shall have materially breached this Agreement); or

            (h) By the Company, if the Board of Directors of the Company shall have effected a Change of Recommendation pursuant to and in compliance with
Section 6.1(c).

      For the purposes of this Agreement, a "TRIGGERING EVENT" shall be deemed to have occurred if, whether or not permitted to do so: (i) the Board of Directors of the Company or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent or Merger Sub its approval or recommendation in favor of the Offer, the adoption and approval of the Agreement or the approval of the Merger; (ii) the Company shall have failed to include in the Schedule 14d-9 the recommendation of the Board of Directors of the Company in favor of the acceptance of the Offer; (iii) the Board of Directors of the Company fails publicly to reaffirm its approval or recommendation in favor of the Offer within ten (10) Business Days after Parent requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Board of Directors of the Company or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within ten (10) Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

      8.2 NOTICE OF TERMINATION; EFFECT OF TERMINATION. Any proper termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 6.3(a), this Section 8.2, Section 8.3 and Article 9, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

      8.3 FEES AND EXPENSES.

            (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated and the filing fee in connection with the Notification and Report Form under the HSR Act shall be borne by Parent.

            (b) In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Section 8.1(c), 8.1(e) or 8.1(h), the Company shall promptly, but in no event later than two (2) days after the date of such termination, pay Parent a fee in the amount of $2,040,000 in immediately available funds (the "TERMINATION FEE"); provided, that in the case of a termination under Section 8.1(c) prior to which no Triggering Event has occurred, (i) such payment shall be made only if (A) following the date of this Agreement and prior to the termination of this Agreement, a person has publicly announced an Acquisition Proposal and (B) within twelve (12) months following the termination of this Agreement a Company Acquisition (as defined in this Section 8.3) is consummated or the Company enters into a binding agreement providing for a Company Acquisition and (ii) such payment shall be made promptly, but in no event later than two (2) Business Days after the consummation of such Company Acquisition or the entry by the Company into such agreement.

            (c) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(g) due to a material breach by the Company of any of the provisions of Section 6.1(c) or 6.4 as a result of actions of any of the Company's directors or executive officers, then the Company shall promptly, but in no event later than two (2) days after demand by Parent therefor together with a statement from Parent setting forth the amount thereof, pay Parent its out-of-pocket fees and expenses (including fees of attorneys, accountants, financial printers, the Agent, and the dealer-manager and information agent for the Offer) incurred in connection with this Agreement and the transactions contemplated hereby, up to an aggregate amount of such fees and expenses not to exceed $500,000.

            (d) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner amounts due pursuant to Section 8.3(b) or 8.3(c), and, in order to obtain such payment, Parent makes a claim for such amounts that results in a judgment against the Company for the amounts described in Section 8.3(b) or 8.3(c), as the case may be, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses as provided in Section 9.7(b)) in connection with such suit, together with interest on the amounts described in Section 8.3(b) or 8.3(c) (at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made) from such date until the payment of such amount (together with such accrued interest). Payment of the fees described in Section 8.3(b) or 8.3(c) shall not be in lieu of damages incurred in the event of breach of this Agreement.

      For the purposes of this Agreement, "COMPANY ACQUISITION" shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company (other than with Parent or any controlled affiliate thereof) immediately preceding such transaction hold less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of assets representing 50% or more of the aggregate fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (other than by Parent or any controlled affiliate thereof) (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing 50% or more of the voting power of the then outstanding shares of capital stock of the Company.

      8.4 AMENDMENT. Subject to applicable law and the terms and provisions of this Agreement (including Section 1.4(d)), this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

      8.5 EXTENSION; WAIVER. Subject to the terms and provisions of this Agreement (including Section 1.4(d)), at any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

                                   ARTICLE 9
                               GENERAL PROVISIONS

      9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Appointment Time, and only the covenants that by their express terms survive the Appointment Time shall survive the Appointment Time.

      9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery either personally or by commercial delivery service, or sent via facsimile (receipt confirmed) to the parties at the following addresses or facsimile numbers (or at such other address or facsimile numbers for a party as shall be specified by like notice):

            (a) if to Parent or Merger Sub, to:

                Progress Software Corporation
                14 Oak Park
                Bedford, MA 01730
                Facsimile: (781) 280-4304
                Attention: Joseph W. Alsop, Chief Executive Officer

                with copies to:

                Progress Software Corporation
                14 Oak Park
                Bedford, MA 01730
                Facsimile: (781) 280-4035

                Attention: James D. Freedman, Senior Vice President and
                           General Counsel
                and

                Foley Hoag LLP
                Seaport World Trade Center West
                155 Seaport Boulevard
                Boston, Massachusetts  02210
                Facsimile: (617) 832-7000
                Attention: Robert L. Birnbaum, Esq. and
                           William R. Kolb, Esq.

            (b) if to the Company, to:

                NEON Systems, Inc.
                14100 Southwest Freeway, Suite 500
                Sugar Land, TX  77478
                Facsimile: (281) 242-3880
                Attention: Mark J. Cresswell, Chief Executive Officer

                with a copy to:

                Wilson Sonsini Goodrich & Rosati, Professional Corporation 8911 Capital of Texas Highway North
                Austin, TX 78759
                Facsimile: (512) 338-5499
                Attention: Paul Tobias, Esq.

      9.3 INTERPRETATION. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are only for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. Reference to an agreement herein is to such agreement as amended in accordance with its terms up to the date hereof. Reference to a statute herein is to such statute, as amended.

      9.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

      9.5 ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES. This Agreement, its Exhibits and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 6.8.

      9.6 SEVERABILITY. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.7 OTHER REMEDIES; SPECIFIC PERFORMANCE; FEES.

            (a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

            (b) If any action, suit or other proceeding (whether at law, in equity or otherwise) is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover, in addition to any other remedy granted to such party therein, all such party's costs and attorneys fees incurred in connection with the prosecution or defense of such action, suit or other proceeding.

      9.8 GOVERNING LAW; SUBMISSION TO JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the United States of America located in Boston, Massachusetts for any actions, suits or proceedings arising out of or relating to this Agreement (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by U.S. certified mail shall be effective service of process for any action, suit or proceeding brought against the parties in any such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, in the courts of the United States of America located in Boston, Massachusetts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

      9.9 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      9.10 ASSIGNMENT. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.10 shall be void.

      9.11 WAIVER OF JURY TRIAL. EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, THE COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

                                      *****

      IN WITNESS WHEREOF, the parties have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

                                            PROGRESS SOFTWARE CORPORATION

                                            By: /s/ Joseph W. Alsop
                                                --------------------------------
                                                Name: Joseph W. Alsop
                                                Title: Chief Executive Officer

                                            NOBLE ACQUISITION CORP.

                                            By: /s/ Joseph W. Alsop
                                                --------------------------------
                                                Name: Joseph W. Alsop
                                                Title: President

                                            NEON SYSTEMS, INC.

                                            By: /s/ Mark J. Cresswell
                                                --------------------------------
                                                Name: Mark J. Cresswell
                                                Title: Chief Executive Officer

                [SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

      Capitalized terms used but not defined herein shall have the meanings given to such terms in the Agreement and Plan of Merger (the "AGREEMENT") of which this Annex A is a part. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the obligation of Merger Sub to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), pay for any tendered shares of Company Common Stock and (subject to any such rules or regulations) may delay the acceptance for payment of or the payment for any tendered shares of Company Common Stock if (i) there are not validly tendered (and not properly withdrawn) prior to the expiration date for the Offer (as extended in accordance with Section 1.2(c) of the Agreement) (the "DETERMINATION TIME") that number of shares of Company Common Stock which, when added to any such shares of Company Common Stock owned by Parent or any of its affiliates, will at least satisfy the Minimum Condition,
(ii) by the Determination Time the waiting period (or any extension thereof) applicable to the Offer or the Merger under the HSR Act or any other antitrust or competition laws, rules or regulations the parties reasonably agree are applicable shall not have been terminated or shall not have expired, (iii) prior to the Determination Time the Agreement shall have been terminated in accordance with its terms or (iv) at the Determination Time any of the following events shall have occurred and be continuing:

      (a) there shall be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise materially interfere with the ownership or operation by Parent or any of its subsidiaries of all or any portion of the business of the Company or any of its subsidiaries or of Parent or any of its subsidiaries or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its subsidiaries or of Parent or any of its subsidiaries, (ii) seeking to impose material limitations on the ability of Parent or any of its subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to shareholders or (iii) seeking to require divestiture by Parent or any of its subsidiaries of any such shares; or

      (b) there has been any Legal Requirement, injunction, order (whether temporary, preliminary or permanent) or decree enacted, entered, enforced, promulgated, issued or deemed applicable to the Offer or the Merger by any Governmental Entity which (i) results in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or (ii) is in effect and which has the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger; or

      (c) any representation or warranty of the Company contained in this Agreement (i) shall not have been true and correct as of the date of this Agreement or (ii) shall not be true and correct as of the Determination Time with the same force and effect as if made as of the Determination Time and, in each case, (A) the failure of such representation or warranty to be true and correct, in each case, or in the aggregate, constitutes or would constitute a Company Material Adverse Effect as of the Determination Time; provided, however, such Company Material Adverse Effect qualification shall be inapplicable with respect to the representations and warranties contained in Sections 3.2(a) or (b), 3.3, 3.4(a) and 3.19 of the Agreement (which representations shall be true and correct at the applicable times in all material respects), and (B) for those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct (subject to the qualifications set forth in the preceding clause (A) as of such particular date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). At the Determination Time, Parent shall have received a certificate with respect to the truth and correctness of each representation and warranty of the Company, consistent with the foregoing and signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company; or

      (d) the Company shall have failed to perform or comply in any material respect with any of its obligations, covenants or agreements contained in the Agreement required to be performed or complied with at or prior to the Determination Time, including all obligations, covenants, and agreements set forth in Section 5.1 of the Agreement regarding conduct of business by the Company, and Parent shall have received a certificate to the effect that the Company has so performed or complied in all material respects with all such obligations, covenants and agreements, signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company; or

      (e) any Company Material Adverse Effect.

The foregoing conditions (x) are for the sole benefit of Parent and Merger Sub and (y) may be asserted by Parent and Merger Sub, and, except for the (1) Minimum Condition or (2) expiration or termination or any applicable waiting period under the HSR Act or foreign laws, and otherwise subject to the terms of the Agreement, may be waived by Parent and Merger Sub, in whole or in part, at any time and from time to time, in the sole discretion of Parent and Merger Sub. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each right shall be deemed a continuing right which may be asserted at any time and from time to time. Should the Offer be terminated in accordance with the terms and provisions of this Agreement, all tendered shares of Company Common Stock not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders.

                                LIST OF EXHIBITS

Exhibit A   Form of Voting and Tender Agreement

Exhibit B   Written Acknowledgement for Company Options

Exhibit C   Written Acknowledgement for Company Warrants